Exhibit 4.2

INDENTURE,

dated as of December 16, 2005,

among

PIPE ACQUISITION FINANCE PLC,

as Issuer,

PIPE ACQUISITION LIMITED,

THE GUARANTORS HEREAFTER PARTIES HERETO,

as Guarantors

and

The Bank of New York,

as Trustee and Collateral Agent

Senior Secured Floating Rate Notes due 2010

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.10
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	N.A.
311(a)	7.03; 7.11
(b)	7.03; 7.11
(c)	N.A.
312(a)	2.05
(b)	7.07; 11.03
(c)	11.03
313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
314(a)	4.06; 4.20
(b)	12.02
(c)(1)	4.06; 11.04
(c)(2)	11.04
(c)(3)	4.06
(d)	12.03
(e)	11.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.01

N.A. means Not Applicable

NOTE:    This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

i

Exhibit A	-	Form of Initial Note
Exhibit B	-	Form of Exchange Note
Exhibit C	-	Form of Legend for Global Notes
Exhibit D	-	Form of Certificate to Be Delivered in Connection with Transfers to Non-QIB Accredited Investors
Exhibit E	-	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit F	-	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit G	-	Form of Intercreditor and Subordination Agreement

NOTE:    This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE, dated as of December 16, 2005, among PIPE ACQUISITION FINANCE PLC, a company incorporated under the laws of England and Wales (the “Finance Corporation”), PIPE ACQUISITION LIMITED, a company incorporated under the laws of England and Wales and parent of the Finance Corporation (the “Company”), the Guarantors (as herein defined) parties hereto and THE BANK OF NEW YORK, a New York banking corporation as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”).

Effective as of the date hereof, the Company will acquire Murray International Metals Limited, a company incorporated under the laws of England and Wales (“MIM”).  Effective upon consummation of the Acquisition, the Company is expected to cause MIM and its subsidiaries to become Guarantors to the extent required by this Indenture.  Pursuant to the terms of this Indenture, the Finance Corporation (which is a majority owned subsidiary of the Company) will be liquidated under the laws of the England and Wales and all of its assets, liabilities, rights and obligations, including its obligations under this Indenture and as issuer of the Notes, will be assigned to and assumed by the Company and the Guarantors (other than the Company) will continue to guarantee the Notes.  The “Issuer” in this Indenture shall mean the Finance Corporation provided, however, that references to the “Issuer” shall be deemed to be appropriately modified in this Indenture to be references to the Company in the event of and for any period relating to after the effectiveness of the Liquidation and Assumption (as herein defined).

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Series A Senior Secured Floating Rate Notes due 2010 (the “Initial Notes”) and the Series B Senior Secured Floating Rate Notes due 2010 (the “Exchange Notes,” and together with the Initial Notes, the “Notes”):

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.  Definitions.

“Acceleration Notice” has the meaning set forth in Section 6.02.

 “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such Person is merged with or into or became a Restricted Subsidiary of the Company shall not be Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date of any such acquisition, merger or consolidation or the date the acquired Person becomes a Restricted Subsidiary.

“Acquisition” means the acquisition of MIM by the Company pursuant to the Agreement for the Purchase and Sale of Shares, dated November 30, 2005, by and among the Company, Murray Holdings International Limited, and certain other persons.

“Additional Amounts” has the meaning set forth in Section 4.23.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Notes” means all Senior Secured Floating Rate Notes due 2010 that are not Exchange Notes issued after the Issue Date (other than pursuant to Sections 2.06, 2.07, 2.10 and 3.06 of this Indenture) from time to time in accordance with the terms of this Indenture, including, without limitation, the provisions of Section 2.02.

“Administrative Agent” has the meaning set forth in the definition of the term “Working Capital Facility.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.15.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.14 and means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Applicable Indebtedness” means:

(1)           in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Indebtedness that is pari passu with the Notes and secured at such time by Collateral; or

(2)           in respect of any other asset, Indebtedness that is pari passu with the Notes.

“Asset Acquisition” means:

(1)           an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2)           the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with this Indenture) for value by the Company or any Guarantor to any Person (other than the Company or a Guarantor) of:

(1)           any Capital Stock of any Restricted Subsidiary of the Company; or

(2)           any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(A)          a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than £600,000 pounds sterling;

(B)           the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01;

(C)           any Restricted Payment permitted under Section 4.09 including a Permitted Investment;

(D)          the sale or other disposition of Cash Equivalents;

(E)           the sale or other disposition of used, worn out, obsolete or surplus equipment;

(F)           the sale of an Unrestricted Subsidiary;

(G)           dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and exclusive of factoring or similar arrangements;

(H)          the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(I)            the Newbridge Sale Leaseback and the sale of Murray International Metals, Inc.

 “Authenticating Agent” has the meaning set forth in Section 2.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means a day that is not a Legal Holiday.

“Capital Stock” means:

(1)           with respect to any Person that is a company or corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)           with respect to any Person that is not a company or corporation, any and all partnership, membership or other equity interests of such Person; and

(3)           any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           U.S. dollars, pounds sterling, Euros, Singapore dollars, and/or United Arab Emirates dirhams;

(2)           marketable direct obligations (a) issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (b) denominated in pounds sterling and issued by, or unconditionally guaranteed by, the United Kingdom, or (c) denominated in Euros and issued by, or unconditionally guaranteed by, a Member State of the European Union, in each case, maturing within one year from the date of acquisition thereof;

(3)           marketable direct obligations issued by any state of the United States of America or any state or province of any Member State of the European Union or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(4)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(5)           certificates of deposit or bankers’ acceptances in U.S. dollars, pounds sterling or Euros maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of (a) the United States of America or any state thereof or the District of Columbia, (b) a Member State of the European Union, in each case, having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million and a rating of A-1 or better from S&P or P-1 or better from Moody’s;

(6)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any bank meeting the qualifications specified in clause (5) above; and

(7)           investments in money market funds which invest substantially all their assets in Cash Equivalents of the types described in clauses (1) through (6) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(2)           the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (A) a transaction in which the surviving or transferee Person is a Person that is controlled by the Permitted Holders or (B) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), or any transaction pursuant to which holders of securities representing 100% of the Company’s Voting Stock immediately prior to such transaction have the right or ability by voting power, contract or otherwise, to elect or designate a majority of the Board of Directors of the surviving or transferee Person;

(3)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

(4)           prior to the first Public Equity Offering, one or more of the Permitted Holders cease for any reason to be the Beneficial Owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the Voting Stock of the Company, whether by virtue of the issuance, sale or other disposition of Capital Stock of the Company, a merger, consolidation or sale of assets involving the Company, a Restricted Subsidiary, any voting trust or other agreement;

(5)           subsequent to the first Public Equity Offering, (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of the Company, and (b) one or more of the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or Group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

(6)           individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved in advance and in writing by a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Change of Control Offer” has the meaning set forth in Section 4.10.

“Change of Control Payment Date” has the meaning set forth in Section 4.10.

“Clearstream” means Clearstream Banking, societe anonyme.

“Collateral” means collateral as such term is defined in the Security Agreement, all mortgaged property and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement; provided, however, that the term “Collateral” shall not include any Excluded Assets.

“Collateral Agent” means The Bank of New York, as the collateral agent and any successor under this Indenture.

“Collateral Agreements” means, collectively, the Security Agreement, the Singapore Security Agreement and each mortgage, in each case, as the same may be in force from time to time.

“Commodity Agreement” means any hedging agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in commodity prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” has the meaning set forth in the preamble to this Indenture.

 “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)           Consolidated Net Income; and

(2)           to the extent Consolidated Net Income has been reduced thereby:

(A)          all income and franchise taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(B)           Consolidated Fixed Charges;

(C)           Consolidated Non-cash Charges;

(D)          (a) customary fees and expenses of the Company and its Restricted Subsidiaries payable in connection with (i) the issuance and maintenance of the Notes and the related borrowing under the Working Capital Facility, (ii) any Equity Offering,

(iii) the incurrence, maintenance, termination or repayment of Indebtedness permitted by Section 4.08 (including Indebtedness constituting Permitted Indebtedness), (iv) the Acquisition and any acquisition permitted under this Indenture and (v) compliance with the U.S. federal securities laws and the Sarbanes-Oxley Act of 2002 for a period of 12 months following the Issue Date, (b) extraordinary bonus payments payable to the officers and employees of MIM pursuant to the Murray International Metals Limited Phantom Share Scheme in respect of MIM’s 2006 fiscal year and (c) bonuses and fees payable to existing stockholders, directors, officers and employees of the Company, lenders, financial advisors and other Persons in connection with the Acquisition on or substantially contemporaneous with the date the Acquisition was consummated;

(E)           restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-count;

(F)           any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(G)           any increase in cost of sales expense as a result of the Company’s adoption of the LIFO method of costing inventory after the Issue Date,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)           any Asset Sale or other disposition of operations or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such

Asset Sale or other disposition of operations or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness;

(3)           any Person that is a Restricted Subsidiary on the Transaction Date (or would become a Restricted Subsidiary on such Transaction Date in connection with the transaction requiring determination of such Consolidated EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Four Quarter Period; and

(4)           any Person that is not a Restricted Subsidiary on the Transaction Date (or would cease to be a Restricted Subsidiary on such Transaction Date in connection with the transaction requiring determination of such Consolidated EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio:”

(1)           interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)           notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

(2)           the product of (x) the amount of all cash dividend payments (other than dividends paid by the Subsidiaries to the Company or to the Company’s Wholly Owned Restricted Subsidiaries) on any class or series of Preferred Stock of such Person paid or in the case of any such class or series of Preferred Stock that is Disqualified Capital Stock, paid, accrued or scheduled to be paid or accrued, in each case, during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated foreign, federal, state and local tax rate of such Person, as estimated in good faith by the chief financial officer of the Company, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount, (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and (c) net cash costs under all Interest Swap Obligations (including amortization of fees), but excluding amortization of debt issuance costs and excluding accrued dividends on preferred stock that is reclassified as Indebtedness due to a change in accounting principles.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)           after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2)           after-tax items classified as extraordinary gains or losses;

(3)           any net income (but not loss) of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than restrictions specified in clause (3)(E) of Section 4.12);

(4)           the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5)           any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)           all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8)           the cumulative effect of a change in accounting principles;

(9)           non-cash charges resulting from the impairment of intangible assets; and

(10)         only for purposes of calculating cumulative Consolidated Net Income for purposes of Section 4.09, in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor company or corporation prior to such consolidation, merger or transfer of assets.

Notwithstanding the foregoing, for purposes of calculating Consolidated Net Income for any period, Consolidated Net Income for such period shall (except for purposes of calculating Consolidated Net Income for such period as used in clause (1) of the definition of the term “Consolidated EBITDA”) include, to the extent Consolidated Net Income for such period has been reduced thereby, any non-cash charges associated with the purchase accounting write-up of inventory.

“Consolidated Net Tangible Assets” means, as of any date of determination and with respect to any Person, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of such Person and its Restricted Subsidiaries for the most recently ended fiscal quarter for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (A) including, but not limited to, (i) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its consolidated subsidiaries, (ii) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (iii) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated subsidiaries during such period, (iv) amortization expense associated with the purchase accounting write-up of tangible and intangible assets and (v) non-cash charges associated with the purchase accounting write-up of inventory, but (B) excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

“Corporate Overhead Allocations” means corporate overhead or similar allocations or payments, including, but not limited to, tax preparation, insurance, accounting, licensure, legal and administrative fees and expenses incurred on behalf of the Company or its Restricted Subsidiaries and reasonable and customary payments to employees or other service providers of any parent of the Company for services rendered for or on behalf of the Company or any Restricted Subsidiary.

“Corporate Trust Office” means an office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at The Bank of New York, One Canada Square, London E14 5AL, Attn:  Global Trust Services.

“Covenant Defeasance” has the meaning set forth in Section 8.01.

 “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“CUSIP” means the Committee on Uniform Securities Identification Procedures.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Code.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means DTC.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“DTC” means The Depository Trust Company, its nominees and successors.

“Edgen” means Edgen Corporation, a Nevada corporation, and its Subsidiaries.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Offering” means any private or public offering or placing of Capital Stock of the Company or any holding company of the Company to any Person (other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries).

“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU legislation.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“European Union” means the European Union as such body was constituted on January 1, 2000.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” has the meaning set forth in the preamble to this Indenture and means the Notes, if any, issued under Section 2.02 pursuant to the Registration Rights Agreement.

“Exchange Offer” means an exchange offer that may be made by the Issuer, pursuant to the Registration Rights Agreement, to exchange for any and of all the Initial Notes for a like aggregate principal amount of Exchange Notes having substantially identical terms to the Initial Notes registered under the Securities Act.

“Excluded Assets” means:

(1)           any lease, license, contract, property right or agreement to which the Issuer, the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Collateral Agreements (i) is prohibited by applicable law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor of such Lien therein pursuant to applicable law, or (ii) would require the consent of third parties and such consent shall not have been obtained, or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such consent requirement or other term thereof would be rendered ineffective pursuant to any applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Collateral Agreements, immediately and automatically, at such time as such consequences will no longer result;

(2)           Capital Stock of each Subsidiary of the Company or any Guarantor;

(3)           property and assets owned by the Issuer, the Company or any Guarantor that are the subject of Permitted Liens described in clause (6) or (7) of the definition thereof for so long as such Permitted Liens are in effect; and

(4)           any other assets owned or acquired by the Issuer, the Company or any Guarantor that are expressly not required to constitute “Collateral” pursuant to the terms of the Collateral Agreements.

“Excluded Taxes” has the meaning set forth in Section 4.23.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company; provided, however, that with respect to any price less than £1.5 million pounds sterling only the good faith determination by the Company’s senior management shall be required.

“Finance Corporation” has the meaning set forth in the preamble to this Indenture.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of the term “Consolidated Fixed Coverage Charge Ratio.”

“GAAP” means generally accepted accounting principles in the United Kingdom as in effect on the Issue Date, including the financial reporting standards issued by the Accounting Standards Board for application in England and Wales, provided that the Company may make one election to follow the generally accepted accounting principals in the United States (“US GAAP”), in which event all references to GAAP in this Indenture shall mean US GAAP.

“Global Notes” has the meaning set forth in Section 2.01.

“Group” has the meaning set forth in the definition of the term “Change of Control.”

“Guarantee” has the meaning set forth in Section 10.01.

“Guarantor” means (1) each of the Company and the Company’s Restricted Subsidiaries existing on the Issue Date and (2) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Edgen/Murray, L.P., a limited partnership organized under the laws of Delaware.

“IAI Global Notes” has the meaning set forth in Section 2.01.

“incur” has the meaning set forth in Section 4.08.

“Indebtedness” means with respect to any Person, without duplication:

(1)           all Obligations of such Person for borrowed money;

(2)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments to the extent such Obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings and any deferred purchase price represented by earn outs consistent with the Company’s past practice) to the extent such Obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP;

(5)           all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6)           guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)           all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8)           all Interest Swap Obligations and all Obligations under Currency Agreements and Commodity Agreements of such Person; and

(9)           all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indemnified Party” has the meaning set forth in Section 7.07.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indenture Documents” means, collectively, this Indenture, the Notes, the Guarantees, and the Collateral Agreements.

“Independent Financial Advisor” means an internationally-recognized accounting, appraisal or investment banking firm that, in the judgment of the Board of Directors of the Company (including a majority of the disinterested members thereof), is independent and qualified to perform the task for which it is to be engaged.

“Initial Notes” has the meaning set forth in the preamble to this Indenture.

“Initial Purchaser” means Jefferies & Company, Inc.

“Insolvency Event” means, with respect to any Person, (i) the commencement by or against such Person of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, examination, moratorium, dissolution, delinquency or similar law, or such Person seeking the appointment or election of a receiver, conservator, examiner, trustee, custodian or similar official for such Person or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election or the filing of documents with the court for the appointment of an administrator or the service of a notice of intention to appoint an administrator, (ii) the commencement of any such case or proceeding against such Person seeking such an appointment or election, or the filing against such Person of an application for a protective decree, which (A) is consented to or not timely contested by such Person, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) the making by such Person of a general assignment for the benefit of creditors, (iv) the admission in writing by such Person of its inability to pay its debts as they become due, or (v) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreements” means, collectively, the Senior Intercreditor Agreement and the Subordinated Intercreditor Agreement.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person.  If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.  The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time.  Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.09:

(i)            “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date of original issuance of the Notes.

“Issuer” means Pipe Acquisition Finance Plc, a public limited company incorporated under the laws of England and Wales with Registration Number 05644999 and its successors; provided that following the dissolution or liquidation of the Issuer in compliance with Section 4.25 such term shall mean the Company.

“JCP Group” means (i) ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC and FS Private Investments III LLC and any of their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

“Junior Lien Collateral Agent” means any person appointed as such by the Junior Lien Debtholders.

“Junior Lien Debt” means the Indebtedness permitted to be incurred pursuant to Section 4.08 (including indebtedness constituting Permitted Indebtedness).

“Junior Lien Debtholders” means the holders of Junior Lien Debt.

“Legal Defeasance” has the meaning set forth in Section 8.01.

“Legal Holiday” has the meaning set forth in Section 11.07.

“Lenders” has the meaning set forth in the definition of the term “Working Capital Facility.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Liquidation and Assumption” has the meaning set forth in Section 4.25.

“Management Agreement” means the management agreement, to be entered into between the Company or any of its Restricted Subsidiaries and Jefferies Capital Partners or any of its affiliates.

“Management Fees” means the management fees payable pursuant to the Management Agreement.

“Management Investors and Related Trusts” means Murray International Holdings Limited (and its affiliates), Daniel J. O’Leary, David L. Laxton III, Robert L. Gilleland, Craig S. Kiefer, Roy J. Meredith, Douglas J. Daly, Jr., Kenneth A. Cockburn, Daniel D. Keaton, Randall C. Harless, Jeffrey L. Bikshorn, Robert N. Lee, William Hamilton, Patrick Boyle, Michael Craig, and each trust created by any of the foregoing Persons for estate planning purposes.

“Maturity Date” means December 16, 2010.

“MIM” means Murray International Metals Limited, a company incorporated under the laws of England and Wales.

“MIM Pte” means Murray International Metals Pte. Limited, a company incorporated under the laws of Singapore and a wholly-owned subsidiary of MIM.

“Moody’s” means Moody’s Investor Services, Inc.

 “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than Cash Equivalents denominated in Singapore dollars or

United Arab Emirates dirhams) (other than the portion of any such deferred payment constituting interest)  received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)           the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions;

(2)           all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3)           repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4)           appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Net Proceeds Offer” shall have the meaning set forth in Section 4.11.

“Net Proceeds Offer Amount” shall have the meaning set forth in Section 4.11.

“Net Proceeds Offer Payment Date” shall have the meaning set forth in Section 4.11.

“Net Proceeds Offer Trigger Date” shall have the meaning set forth in Section 4.11.

“Newbridge Sale Leaseback” means the sale and leaseback by MIM of the facility in Newbridge, Scotland.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Notes” has the meaning set forth in the preamble to this Indenture and means the Initial Notes, the Additional Notes, if any, and the Exchange Notes treated as single class of securities, as amended or supplemental from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Obligations” means all obligations for principal, premium, interest, Additional Interest, Additional Amounts, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

 “Offering Circular” means the offering circular dated December 13, 2005, related to the offer and sale of the Initial Notes.

“Officer” means any director or the secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

 “Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

“Original Currency” has the meaning set forth in Section 11.15.

“Other Currency” has the meaning set forth in Section 11.15.

“Participating Member State” means each state so described in any EMU Legislation

 “Paying Agent” has the meaning set forth in Section 2.03.

“Payor” has the meaning set forth in Section 4.23.

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Holders” means the JCP Group and its Affiliates (excluding any portfolio companies of any such Person) and the Management Investors and Related Trusts.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)           Indebtedness under the Notes issued in the offering or in the Exchange Offer in an aggregate outstanding principal amount not to exceed $130.0 million and the related Guarantees;

(2)           Indebtedness pursuant to the Working Capital Facility providing for borrowings of up to £12.0 million pounds sterling by way of cash advances and £15.0 million pounds sterling in the form of letters of credit and forward foreign exchange contracts (with any unused amount for cash advances being available for borrowing as letters of credit and forward foreign exchange contracts), as such amount may be reduced from time to time as a result of permanent reductions of the revolving commitments thereunder as provided in Section 4.11;

(3)           other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date and Indebtedness represented by the Newbridge Sale Leaseback;

(4)           Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries that are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by this Indenture to be outstanding; provided, that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5)           Indebtedness under Currency Agreements and Commodity Agreements, in each case arising in the ordinary course of business of the Company and its Restricted Subsidiaries; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries

outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)           intercompany Indebtedness of (a) the Issuer, the Company or a Guarantor for so long as such Indebtedness is held by the Issuer, the Company or a Guarantor and (b) any Restricted Subsidiary that is not a Guarantor for so long as such Indebtedness is held by (i) the Issuer the Company or any Guarantor and is permitted to be made by the Issuer, the Company or such Guarantor in such Restricted Subsidiary pursuant to (A) clause (7) or (15) of the definition of the term “Permitted Investment” or (B) as a Restricted Payment pursuant to Section 4.09 or (ii) any other Restricted Subsidiary that is not a Guarantor; provided that if as of any date any Person other than the Issuer, the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(8)           Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit, surety bonds, insurance obligations or other similar bonds for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(9)           obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10)         Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed £3.0 million pounds sterling at any time outstanding;

(11)         Refinancing Indebtedness;

(12)         Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors, the aggregate principal amount of which Indebtedness outstanding at any time in reliance of this clause (12) does not exceed, as to all such Restricted Subsidiaries, £3.0 million pounds sterling;

(13)         Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of this Indenture;

(14)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case,

incurred in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiary in connection with such disposition;

(15)         Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with this Indenture;

(16)         guarantees or indemnities given by the Company or a Restricted Subsidiary for the liabilities or obligations of an employee, officer or director of the Company or a Restricted Subsidiary in the ordinary course of business in accordance with past practice if the maximum actual contingent liability under all such guarantees or indemnities does not exceed £500,000 pounds sterling;

(17)         additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed £4.0 million pounds sterling at any time outstanding (which amount may, but need not, be incurred in whole or in part under the Working Capital Facility); and

(18)         Indebtedness of any Restricted Subsidiary represented by letters of credit, performance bonds or guarantees; provided that any Indebtedness incurred pursuant to this clause (18) shall reduce on a £ pound sterling for £ pound sterling basis the amount available to be incurred under clause (2) for so long as such Indebtedness is outstanding.

For purposes of determining compliance with Section 4.08, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall be entitled, in its sole discretion, to classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 4.08.

“Permitted Investments” means:

(1)           Investments by the Issuer, the Company or any Restricted Subsidiary of the Company in (x) the Issuer or (y) any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Issuer, the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Issuer, the Company or a Guarantor;

(2)           Investments in the Issuer or the Company by the Issuer or any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and this Indenture;

(3)           Investments in cash and Cash Equivalents;

(4)           Currency Agreements, Commodity Agreements and Interest Swap Obligations, in each case, entered into (a) in the ordinary course of the Company’s or its Restricted

Subsidiaries’ businesses, (b) not for speculative purposes and (c) otherwise in compliance with this Indenture;

(5)           Investments in the Notes;

(6)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(7)           Investments in Restricted Subsidiaries of the Company that are not Guarantors by the Issuer, the Company or any Guarantor; provided that the aggregate amount of such Investments outstanding at any time in reliance of this clause (7) (after giving effect to any such Investments or any portions thereof that are returned to the Issuer, the Company or any Guarantor in cash on or prior to the date of such calculation) shall not exceed £2.0 million pounds sterling;

(8)           Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.11;

(9)           Investments in existence on the Issue Date;

(10)         loans and advances, including advances for travel and moving expenses, to employees, officers, directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business for bona fide business purposes not in excess of £600,000 pounds sterling at any one time outstanding;

(11)         advances to suppliers and customers in the ordinary course of business;

(12)         receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(13)         payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(14)         Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice; and

(15)         additional Investments (including Investments in any Restricted Subsidiaries that are not Guarantors) in an aggregate amount not to exceed £3.0 million pounds sterling at any time outstanding.

“Permitted Liens” means the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges or claims either (a) not yet delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)           any judgment Lien not giving rise to an Event of Default;

(5)           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)           any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7)           Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness;” provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)         Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(12)         Liens securing Indebtedness under Currency Agreements and Commodity Agreements, in each case, that are permitted under this Indenture;

(13)         Liens securing Acquired Indebtedness incurred in accordance with Section 4.08; provided that:

(A)          such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(B)           such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14)         Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(15)         Liens securing the Notes and all other monetary obligations under this Indenture and the Guarantees;

(16)         Liens securing Indebtedness under the Working Capital Facility to the extent such Indebtedness is permitted under clause (2) or (17) of the definition of the term “Permitted Indebtedness;”

(17)         Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with Section 4.08 or clause (1), (3) or (11) of the definition of the term “Permitted Indebtedness;” provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(18)         Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries securing Obligations (other than Obligations under the Working Capital Facility) that do not exceed £1.5 million pounds sterling at any time outstanding;

(19)         Liens securing Indebtedness which is contractually subordinated to the Notes and which is incurred in accordance with Section 4.08 (including Indebtedness constituting Permitted Indebtedness); provided that (i) such Liens are contractually subordinated pursuant to the Subordinated Intercreditor Agreement to the Liens described in clause (15) above and (ii) such Indebtedness is not incurred under the Working Capital Facility;

(20)         leases or subleases granted to Persons other than the Company or any of its Restricted Subsidiaries in the ordinary course of business, and not materially interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(21)         Liens under licensing agreements entered into in the ordinary course of business by the Company of any of its Restricted Subsidiaries for the use by the Company or any such Restricted Subsidiary of intellectual property;

(22)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the goods that are the subject of any such conditional sale, title retention, consignment or similar arrangement;

(23)         Liens securing Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors to the extent such Indebtedness is (i) permitted under clause (12) or (16) of the definition of “Permitted Indebtedness” or (ii) permitted to be incurred under Section 4.08 (other than as Permitted Indebtedness); provided, however, that no asset of the Company or any Guarantor shall be subject to any such Lien; and

(24)         Liens in favor of the Issuer, the Company or any Guarantor.

“Person” means an individual, partnership, company, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Physical Notes” has the meaning set forth in Section 2.14.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” of any Indebtedness (including the Notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

 “Private Placement Legend” means the legend set forth on the Initial Notes in the form set forth in Exhibit A.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation made substantially in accordance with Article 11 of Regulation S-X under the Securities Act, as determined by the Board of Directors of the Company in consultation with its independent public accountants.

“Public Equity Offering” means an underwritten public offering of Common Stock of the Company or any holding company of the Company or listing or admission to trading.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“QIB Global Notes” has the meaning set forth in Section 2.01.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Record Date” means any of the Record Dates specified in the Notes, whether or not a Legal Holiday.

“Redemption Date” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes.

“Reference Date” has the meaning set forth in Section 4.09.

 “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.08; (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (11) of the definition of Permitted Indebtedness, in each case that does not:

(1)           have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2)           create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3)           affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Register” has the meaning set forth in Section 2.03.

“Registrar” has the meaning set forth in Section 2.03.

“Registration Rights Agreement” means (i) with respect to the Notes offered in this offering, the Registration Rights Agreement, dated as of the Issue Date, between the Issuer, the Company, the Guarantors and the Initial Purchaser and (ii) with respect to any Additional Notes offered after the Issue Date, the registration rights agreement, dated as of the date of the issuance thereof, between the Issuer, the

Company, the Guarantors and the Initial Purchaser thereof, in each case, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning set forth in Section 2.01.

“Relevant Jurisdiction” has the meaning set forth in Section 4.23.

“Restricted Payment” has the meaning set forth in Section 4.09.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Trustee and Collateral Agent, each on behalf of itself and each on behalf of the Holders and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the debenture(s) creating fixed and floating charges dated as of the Issue Date, made by the Company, the Issuer and MIM in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Senior Intercreditor Agreement” means the intercreditor agreement among the Administrative Agent, the Trustee, the Collateral Agent, the Company, the Issuer and the Subsidiary Guarantors, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Singapore Security Agreement” means the debenture(s) creating fixed and floating charges to be entered into by MIM Pte. in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Subordinated Intercreditor Agreement” means the intercreditor and subordination agreement among the Administrative Agent, the Trustee, the Collateral Agent, the Junior Lien Collateral Agent and/or the holders of Junior Lien Debt, the Company, the Issuer and the Subsidiary Guarantors, substantially in the form of Exhibit G, as the same may be amended, supplemented or modified from time to time.

“Subsidiary” with respect to any Person, means:

(1)           any company or corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)           any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

 “Surviving Entity” shall have the meaning set forth in Section 5.01.

“Taxes” has the meaning set forth in Section 4.23.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended, as in effect on the date of this Indenture.

“Transaction Date” has the meaning set forth in the definition of the term “Consolidated Fixed Charge Coverage Ratio.”

 “Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“US GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Unrestricted Subsidiary” of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) other than the Issuer to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1)           the Company certifies to the Trustee that such designation complies with Section 4.09; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries and such recourse is not permitted to be incurred under the Indenture.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the Section 4.08; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

 “U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“U.S. Person” means a Person who is a U.S. person as defined in Regulation S.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(A)    the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B)    the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

“Working Capital Facility” means the working capital facility dated as of the date of the Acquisition, among the Company, certain Subsidiaries of the Company and the lenders party thereto (together with their successors and assigns, the “Lenders”) and The Governor and Company of The Bank of Scotland, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), setting forth the terms and conditions of the senior credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended, restated, modified, renewed, refunded, replaced (whether on or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.  Without limiting the generality of the foregoing, the term “Working Capital Facility” shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Working Capital Facility and all refundings, refinancings and replacements of any Working Capital Facility, including any credit agreement:

(1)           extending the maturity of any indebtedness incurred thereunder or contemplated thereby,

(2)           adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and the Subsidiaries and their respective successors and assigns,

(3)           increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred, such Indebtedness would be permitted under clause (2), (12) or (17) (either individually or in the aggregate) of the definition of “Permitted Indebtedness,” or

(4)           otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture and whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional lenders).

SECTION 1.02.  Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture.  The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means each of the Issuer, the Company or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03.  Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and words in the plural include the singular;

(5)           “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6)           when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”;

(7)           all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated; and

(8)           unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Indenture shall have such meanings when used in each other Indenture Document.

ARTICLE TWO

THE NOTES

SECTION 2.01.  Form and Dating.  The Initial Notes and the Additional Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto (“Global Notes”).  The Exchange Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit B hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or DTC rule or usage.  The Issuer and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its authentication.

The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit A and Exhibit B shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes originally sold to QIBs shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “QIB Global Notes”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold to Institutional Accredited Investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Notes”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “Regulation S Global Notes”), deposited with the Trustee, as custodian for the Depository, and registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by participants through Euroclear or Clearstream.

The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officer executing such Notes, as evidenced by their execution of such Notes.

SECTION 2.02.  Execution and Authentication; Additional Notes; Aggregate Principal Amount.  An Officer (who shall have been duly authorized by all requisite corporate action) shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Issuer may, subject to compliance with Section 4.08 hereof, issue Additional Notes in an unlimited amount under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue in the aggregate principal amount not to exceed $130.0 million, (ii) Exchange Notes from time to time for issue only in exchange for a like principal amount at maturity of Initial Notes, and (iii) one or more series of Additional Notes in each case upon written orders of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.08.  In addition, each Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes.  All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate Notes.  Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this

Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.  An Authenticating Agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $1,000 in principal amount and any integral multiple thereof.

SECTION 2.03.  Registrar and Paying Agent.  Pursuant to this Indenture, the Issuer shall maintain an office or agency where Notes may be presented or surrendered for payment notices and where demands to or upon the Issuer in respect of the Notes and this Indenture may be served (each a “Paying Agent”) and a transfer agent which shall be (a) in the Borough of Manhattan, The City of New York, and (b) in Luxembourg, for so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and its rules so require the Issuer to maintain such a Paying Agent and (c) at the Issuer’s option, in another Member State of the European Union.

The Issuer will also maintain one or more offices or agencies where Notes may be presented or surrendered for transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served (each a “Registrar”) which shall be initially be the office of the Trustee in the Borough of Manhattan, City of New York with a transfer agent in (a) the Borough of Manhattan, City of New York, (b) for so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and its rules so require, Luxembourg, and (c) the Issuer may maintain such a transfer agent in another Member State of the European Union.   The initial transfer agents will be the office of the Trustee in the Borough of Manhattan, City of New York and the office of the Trustee in Luxembourg.  Each Registrar and each transfer agent will maintain a register of the Notes (the “Register”) reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate the transfer of Notes on behalf of the Issuer.  Each transfer agent shall perform the functions of a transfer agent.    The term “Paying Agent” includes any additional Paying Agent.  Neither the Issuer nor any Affiliate of the Issuer may act as Paying Agent.

The Issuer shall notify the Trustee in writing, in advance, of the name and address of any such Agent and otherwise be reasonably satisfactory to the Trustee.  If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such.

The Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Issuer.  Upon the giving of 30 days’ prior notice to the Holders and the Trustee, the Issuer may change the Paying Agents, the Registrars or the transfer agents.  For so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and its rules so require, the Issuer will publish a notice of any change of Paying Agent or Registrar in a newspaper having a general circulation in Luxembourg.

SECTION 2.04.  Obligations of Paying Agent.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold, for the benefit of the Holders or the Trustee, all assets held by the Paying Agent for the payment of principal of, or interest or Additional Interest, if any, on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee in writing of any Default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon receipt by the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05.  Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06.  Transfer and Exchange.  Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such other documents as the Registrar or co-Registrar may reasonably require.  To permit registrations of transfers and exchanges, the Issuer shall issue and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request.  No service charge shall be made for any registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.10, 3.06, 4.10, 4.11 or 9.05, in which event the Issuer shall be responsible for the payment of such taxes).

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through DTC, in accordance with this Indenture and the Applicable Procedures.

SECTION 2.07.  Replacement Notes.  If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Issuer upon its request or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding if the Trustee’s requirements are met.  Except with respect to mutilated Notes, if required by the Trustee or the Issuer, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced.  The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel.  In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.  Every replacement Note shall constitute an additional obligation of the Issuer, entitled to the benefits of this Indenture.

SECTION 2.08.  Outstanding Notes.  Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.  Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest and Additional Interest, if and, due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest and Additional Interest, if applicable, on them ceases to accrue.

SECTION 2.09.  Treasury Notes; When Notes Are Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or notice, Notes owned by the Issuer or any of its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered.  Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

SECTION 2.10.  Temporary Notes.  Until definitive Notes are ready for delivery, the Issuer may prepare and execute and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Issuer in the form of an Officers’ Certificate.  The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate upon receipt of a written order of the Issuer pursuant to Section 2.02 definitive Notes in exchange for temporary Notes.  Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 2.11.  Cancellation.  The Issuer at any time may deliver Notes previously authenticated hereunder which the Issuer has acquired in any lawful manner, to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation.  Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.  The Trustee shall dispose of all cancelled Notes in accordance with customary procedures or, at the written request of the Issuer, shall return the same to the Issuer.

SECTION 2.12.  CUSIP Numbers.  A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer shall promptly notify the Trustee of any change in the CUSIP number.

SECTION 2.13.  Deposit of Moneys.  Prior to 11:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date or the Maturity Date, as the case may be.

SECTION 2.14.  Book-Entry Provisions for Global Notes.  (a)   The Global Notes initially shall (i) be registered in the name of DTC or the nominee of DTC, (ii) be delivered to the Trustee as custodian for DTC and (iii) bear legends as set forth in Exhibit C.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC, or the Trustee as its custodian, or under any Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)           Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to DTC, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of DTC and the provisions of Section 2.15.  In addition, Notes in the form of certificated Notes in registered form in substantially the form set forth in Exhibit A hereto (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for the Global Notes and a successor Depository is not appointed by the Issuer within ninety (90) days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC to issue Physical Notes.

(c)           Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such Global Note and become a beneficial interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d)           In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to clause (b) of this Section 2.14, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and aggregate principal amount.

(e)           In connection with the transfer of an entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.14, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f)            At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement will made on such Global Notes by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(g)           Any Physical Note constituting a Restricted Security delivered in exchange for an interest in the Global Note pursuant to clause (b) or (c) shall, except as otherwise provided by clauses (a)(i)(x) and (c) of Section 2.15, bear the legend regarding transfer restrictions applicable to the Physical Notes set forth in Exhibit A.

(h)           The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.15.  Special Transfer Provisions.  (a)    Transfers to Non-QIB Institutional Accredited Investors and Non-U.S. Persons.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to any Institutional Accredited Investor which is not a QIB or to any Non-U.S. Person:

(i)            the Registrar shall register the transfer of any Note constituting a Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after December 16, 2007 or (y) (1) in the case of a transfer to an Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons), the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit D hereto or (2) in the case of a transfer to a Non-U.S. Person, the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit E hereto; and

(ii)           if the proposed transferor is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the certificate, if any, required by clause (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon (1) the Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of outstanding Physical Notes) a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and (2) the Issuer shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount.

(b)           Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons):

(i)            the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii)           if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

(c)           Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the circumstance contemplated by clause (a)(i)(x) of this Section 2.15 exists or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture.  In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Issuer such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

(d)           General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.16.  Transfers of Global Notes and Physical Notes.  A transfer of a Global Note or a Physical Note (including the right to receive principal and interest and Additional Interest, if any, payable thereon) may be made only by the Registrar’s entering the transfer in the Register.  Prior to such entry, the Issuer shall treat the person in whose name such Note is registered as the owner of the Note for all purposes.

ARTICLE THREE

REDEMPTION

SECTION 3.01.  Redemption.  (a)   Optional Redemption on or after December 15, 2006.  Except as described in Sections 3.01(b) and (c), the Notes are not redeemable all or in part before December 15, 2006.  At any time on or after December 15, 2006, the Issuer may redeem the Notes, at its option, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15, of each of the years set forth below, plus, in each case, accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, thereon to the Redemption Date:

Year	Percentage
2006	103%
2007	102%
2008	101%
2009 and thereafter	100%

(b)           Optional Redemption Upon Equity Offerings.  At any time, or from time to time, on or prior to December 15, 2006, the Issuer may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under this Indenture at a redemption price of 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Notes applicable on the date notice of redemption is given, together with accrued and unpaid interest thereon and Additional Interest, if any, and Additional Amounts, if any, to the date to the date of redemption; provided that:

(1)           at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under this Indenture shall remain outstanding immediately after such Redemption Date; and

(2)           the Issuer makes such redemption not more than 120 days after the consummation of any such Equity Offering.

(c)           Redemption for Changes in Withholding Taxes.  The Issuer may redeem the Notes, at its option, in whole and not in part, at any time, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued interest (including, but not limited to, Additional Interest, if any) to but excluding the redemption date if the Company or any Guarantor has become, or would become, after taking reasonable measures, if any; available to it to avoid it from being, obligated to pay on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of any change or amendment to the laws (or regulations promulgated thereunder) of the United Kingdom (or any subdivision thereof or by any authority or agency therein or thereof having power to tax), or any change in or amendment to any official position or administration or assessing practices regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the Issue Date.

Prior to the distribution of any notice of redemption pursuant to this Section 3.01(c), the Issuer shall deliver to the Trustee a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an Opinion of Counsel to the effect that the Issuer or any Guarantor, as the case may be, has or will become obligated to pay Additional Amounts as a result of such change or amendment.

(d)           Notice of Redemption.  Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at its registered address, provided, however that no notice of the optional redemption described in Section 3.01(c) of this Indenture shall be given earlier than 90 days prior to the earliest date on which the Issuer or such Guarantor would be obliged to pay Additional Amounts were a payment in respect of such Notes then due and payable.  If fewer than all of the Notes are to be redeemed, at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate, provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that any such partial redemption made with the proceeds of an Equity Offering will be made only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.  Notes in denominations of $1,000 or more may be redeemed in part.

Except as set forth in this Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest and Additional Interest, if any, , the Notes called for redemption will cease to bear interest from and after such Redemption Date, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, as of the Redemption Date, upon surrender to the Paying Agent of the Notes redeemed.

(e)           Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Each Officers’ Certificate provided for in this Section 3.01 shall be accompanied by an Opinion of Counsel stating that such redemption shall comply with the conditions contained herein and in the Notes.

SECTION 3.02.  Selection of Notes to be Redeemed.  If fewer than all of the Notes are to be redeemed pursuant to Paragraph 5 of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)           in compliance with the requirements of the Euro MTF Market of the Luxembourg Stock Exchange for so long as the Notes are listed thereon; or

(2)           if such Notes are not then listed the Euro MTF Market of the Luxembourg Stock Exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided that no partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering then the selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is prohibited.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof, to be redeemed.  Notes in denominations of $1,000 in principal amount at maturity may be redeemed only in whole.  The Trustee may select for redemption portions (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.  Notice of Redemption.  At least thirty (30) days but not more than sixty (60) days before a Redemption Date, the Issuer shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee and any Paying Agent.  At the Issuer’s written request delivered at least ten (10) days before the notice of redemption is to be given to the Holders (unless a shorter period shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense.  Failure to give notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(1)           the Redemption Date;

(2)           the Redemption Price and the amount of accrued interest and Additional Interest, if any, and Additional Amounts, if any, to be paid on the Redemption Date;

(3)           the name and address of the Paying Agent;

(4)           the CUSIP number;

(5)           the subparagraph of the Notes pursuant to which such redemption is being made;

(6)           the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest and Additional Interest, if any, to (but not including) the Redemption Date and Additional Amounts, if any;

(7)           that, unless the Issuer fails to deposit with the Paying Agent funds in satisfaction of the applicable Redemption Price, interest Additional Interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.05, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest and Additional Interest, if any, to (but not including) the

Redemption Date, and Additional Amounts, if any, upon surrender to the Paying Agent of the Notes redeemed;

(8)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued; and

(9)           if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to accord with the procedures of DTC applicable to redemption.

SECTION 3.04.  Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 3.03, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest and Additional Interest, if any, to (but not including) the Redemption Date and Additional Amounts, if any.  Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest and Additional Interest, if any, thereon to (but not including) the Redemption Date and Additional Amounts, if any, but installments of interest; Additional Interest and Additional Amounts, if applicable, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

SECTION 3.05.  Deposit of Redemption Price.  Not later than 10:00 a.m. local time in the place of payment on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest and Additional Interest, if any, to (but not including) the Redemption Date, and Additional Amounts, if any, of all Notes or portions thereof to be redeemed on that date.

The Paying Agent shall promptly return to the Issuer any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued interest and Additional Interest, if any, interest to (but not including) the Redemption Date and Additional Amounts, if any, on the Notes to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.06.  Notes Redeemed in Part.  Upon surrender of a Note that is to be redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

SECTION 4.01.  Payment of Notes.  The Issuer shall pay the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes and in this Indenture.  An installment of principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate of the Issuer) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

SECTION 4.02.  Maintenance of Office or Agency.  The Issuer shall maintain the office or agency required under Section 2.03.  The Issuer shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

SECTION 4.03.  Corporate Existence.  Except as otherwise permitted by Article Four, Article Five and Article Ten, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the limited liability company (if applicable) or corporate existence of each of the Restricted Subsidiaries in accordance with the respective organizational documents of the Company (including, without limitation, its memorandum and articles of association) and of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Company and each such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve, with respect to themselves, any material right or franchise and, with respect to any of the Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.04.  Payment of Taxes and Other Claims.  The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon them or any of the Restricted Subsidiaries or their properties or any of the Restricted Subsidiaries’ properties; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate proceedings diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

SECTION 4.05.  Maintenance of Properties and Insurance.  (a)   The Company shall, and shall cause each of its Restricted Subsidiaries to, maintain in good working order and condition in all material respects (subject to ordinary wear and tear) their properties that are used or useful in the conduct of their business and that are material to the conduct of such business, and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this Section 4.05 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of their properties if such discontinuance is desirable in the conduct of their businesses and is not disadvantageous in any material respect to the Holders, in each case as determined in the good faith judgment of the Board of Directors or other governing body of the Company or the Restricted Subsidiary concerned, as the case may be.

(b)           The Company shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and the Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry in which the Company and the Restricted Subsidiaries are engaged.

SECTION 4.06.  Compliance Certificate, Notice of Default.  (a)    The Issuer and each Guarantor shall deliver to the Trustee, within ninety (90) days after the end of the Issuer’s fiscal year, an Officers’ Certificate stating that a review of its activities during the preceding fiscal year has been made under the supervision of the signing Officers (one of whom is the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge the Issuer during such preceding fiscal year has kept, observed, performed and fulfilled each and every condition and covenant under this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such default or Event of Default, the certificate shall describe the default or Event of Default and its status with particularity.  The Officers’ Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year end.

(b)           (i) If any Default or Event of Default has occurred and is continuing or (ii) if any Holder has provided written notice to the Issuer that such Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall deliver to the Trustee, at its address set forth in Section 11.02, by registered or certified mail or by telegram, telex or facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event or notice, and the status thereof within ten (10) Business Days of any such officer becoming aware of such occurrence.

SECTION 4.07.  Waiver of Stay, Extension or Usury Laws.  The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer from paying all or any portion of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force; and (to the extent that it may lawfully do so) the Issuer hereby expressly waive all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.08.  Limitation on Incurrence of Additional Indebtedness.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Issuer or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the

Company will be, after giving effect to the incurrence thereof greater than: (i) 2.0 to 1.0 prior to the first anniversary of the Issue Date and (ii) 2.25 to 1.0 on and after the first anniversary of the Issue Date.

The Company will not, and will not permit the Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is contractually subordinated to any other Indebtedness of the Issuer or the Company or such Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinate to the Obligations of the Issuer or such Guarantor under (i) in the case of the Company, the Notes and this Indenture or (ii) in the case of such Guarantor, its Guarantee and this Indenture, in each case, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer, the Company or any Guarantor solely by virtue of being unsecured.

The accrual of interest, accrual of dividends on Disqualified Capital Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness in accordance with their terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.08. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(A)          the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person without recourse to such Person or any of its assets (other than to the assets that are the subject of such Lien), the lesser of:

(i)            the Fair Market Value of such assets that are the subject of such Lien at the date of determination; and

(ii)           the amount of the Indebtedness of the other Person.

SECTION 4.09.  Limitation on Restricted Payments.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock in their capacity as such;

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

(3)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer, the Company or any Guarantor that is contractually subordinate or junior in right of payment to the Notes or a Guarantee (excluding any intercompany indebtedness held by the Issuer, the Company or any Guarantor); or

(4)           make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)            a Default or an Event of Default shall have occurred and be continuing;

(ii)           the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08; or

(iii)          the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A)          50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the Issue Date and ending on the last day of the Company’s most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which internal financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B)           100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(C)           without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

(D)          100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(E)           an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary; plus

(F)           any cash dividends received by the Company or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such cash dividends were not otherwise included in the calculation of cumulative Consolidated Net Income; plus

(G)           100% of the Fair Market Value as of the date of issuance of any shares of Qualified Capital Stock issued by the Company as consideration for the purchase by the Issuer, the Company or any Guarantor of all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Restricted Subsidiary of the Company) engaged in a Permitted Business (including by means of a merger, consolidation or other business combination permitted under this Indenture), which Person shall become a Restricted Subsidiary of the Company that is or will become immediately after such purchase a Guarantor in the case of where such purchase is of all of the Capital Stock of such Person.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2)           the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

(3)           the acquisition of any Indebtedness of the Issuer, the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale of (a) shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

(4)           an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

(5)           if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company (or the dividend or distribution to a parent of the Company to be used to repurchase or otherwise acquire Capital Stock of such parent) from employees, former employees, directors or former directors of the Company or any Restricted Subsidiary of the Company (or permitted transferees of such employees, former employees, directors or former directors (or their respective heirs or estates)), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, that the aggregate amount of all such repurchases and other acquisitions (other than any such repurchase or other acquisition of shares of such Capital Stock from (i) any employee whose employment has been terminated by the Company or such Restricted Subsidiary or (ii) any employee who has retired or resigned from the Company or such Restricted Subsidiary) in any calendar year shall not exceed £300,000 pounds sterling plus up to £300,000 pounds sterling of any unused amount permitted under this clause (5) for the immediately preceding year;

(6)           repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(7)           payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

(8)           (a) the application of the proceeds from the issuance of the Notes on the Issue Date as described in the “Use of Proceeds” section of the Offering Circular, (b) the payment of dividends declared prior to the closing of the Acquisition and (c) the payment of bonuses to employees in connection with the Acquisition;

(9)           if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the payment of Management Fees, provided, however, that the aggregate amount of such Management Fee payments in any calendar year shall not exceed £300,000 pounds sterling;

(10)         any dividend, distribution or other payments by any of the Company’s Subsidiaries on its Capital Stock that is paid pro rata to all holders of such Capital Stock;

(11)         within 60 days after the completion of a Change of Control Offer pursuant to the covenant described in Section 4.10 (including the repurchase of all Notes validly tendered and not properly withdrawn in connection therewith), any purchase or redemption of Indebtedness subordinated to the Notes required pursuant to the terms thereof as a result of the related Change of Control at a purchase or redemption price not to exceed 101% of the aggregate principal amount thereof (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value thereof) to be so purchased or redeemed, plus accrued and unpaid interest thereon, if any; provided, that (i) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (ii) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08 after giving pro forma effect to such Restricted

Payment and (iii) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any of its Restricted Subsidiaries other than Refinancing Indebtedness which is Permitted Indebtedness;

(12)         (a)  if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the acquisition of any shares of Disqualified Capital Stock of the Company in exchange for other shares of Disqualified Capital Stock of the Company or with the net cash proceeds from an issuance of Disqualified Capital Stock of the Company within 60 days of such issuance, in each case that is permitted to be issued under Section 4.08 and (b) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock issued on or after the Issue Date in accordance with the covenant described above under Section 4.08;

(13)         distributions or payments to Holdings in respect of Corporate Overhead Allocations not to exceed £150,000 pounds sterling in the aggregate in any twelve month period on and after the Issue Date, provided, however, that any amounts not used in any such twelve month period may be carried forward to the next succeeding twelve month period until used; and

(14)         if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, Restricted Payments not otherwise permitted pursuant to Section 4.09 in an aggregate amount pursuant to this clause (14) not to exceed £1.5 million pounds sterling on and after the Issue Date; provided, however, that the amount of Restricted Payments pursuant to this clause (14) shall not exceed £600,000 pounds sterling prior to December 15, 2006.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this Section 4.09, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4)(ii) (but only to the extent any Investment made pursuant to such clause (4)(ii) was in an Unrestricted Subsidiary or a Person that became an Unrestricted Subsidiary of the Company in connection with such Investment), (11) and (14) of the second paragraph of this Section 4.09 shall be included in such calculation.

For purposes of determining compliance with Section 4.09, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (14) of the second paragraph of this Section 4.09 or is entitled to be made pursuant to the first paragraph of Section 4.09, the Issuer shall be permitted, in the Issuer’s sole discretion, to classify or reclassify such Restricted Payment in any manner that complies with Section 4.09.

Promptly following the end of each fiscal quarter during which any Restricted Payment in excess of £3.0 million pounds sterling was made, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with this Indenture and if the Fair Market Value of any assets or securities that were required to be valued by Section 4.09 exceeded £3.0 million pounds sterling, a Board Resolution evidencing the determination of such Fair Market Value by the Board of Directors shall be delivered to the Trustee.

SECTION 4.10.  Repurchase upon Change of Control.  (a)  Upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuer purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, to the date of purchase.

(b)           Within 30 days following the date upon which the Change of Control occurred, the Issuer must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer.  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer.  Such notice shall state:

(1)           that the Change of Control Offer is being made pursuant to this Section 4.10 and that, to the extent lawful, all Notes validly tendered and not withdrawn shall be accepted for payment;

(2)           the purchase date (including the amount of accrued interest and Additional Interest, if any), which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

(3)           that any Note not tendered shall continue to accrue interest and Additional Interest, if applicable;

(4)           that, unless the Issuer default in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if applicable, after the Change of Control Payment Date;

(5)           that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)           that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(7)           that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new note issued shall be in an original principal amount of $1,000 or integral multiples thereof, and such new Notes will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made); and

(8)           the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

On or before the Change of Control Payment Date, the Issuer shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest and Additional Interest, if any, of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.  The Paying Agent shall promptly mail to the Holders so tendered the purchase price for such Notes and the Issuer shall promptly issue and the Trustee shall promptly (but in any case not later than five (5) days after the Change of Control Payment Date) authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.  Any Notes not so accepted shall be promptly mailed by the Issuer to the Holders thereof.  For purposes of this Section 4.10, the Trustee shall act as the Paying Agent.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Issuer.

Neither the Board of Directors of the Issuer nor the Trustee may waive the Issuer’s obligation to offer to purchase the Notes pursuant to this Section 4.10.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 4.10 of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of Section 4.10 of this Indenture by virtue thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

SECTION 4.11.  Limitation on Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed (and if such Fair Market Value exceeds £3.0 million pounds sterling, a Board Resolution evidencing the determination of such Fair Market Value by the Board of Directors shall be delivered to the Trustee);

(2)           at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents (other than Cash Equivalents denominated in Singapore dollars or United Arab Emirate dirhams) and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

(3)           within 360 days of receipt thereof by the Company or any of its Restricted Subsidiaries, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale either:

(A)          to repay Indebtedness under the Working Capital Facility and permanently reduce the commitments thereunder;

(B)           to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or

(C)           a combination of repayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

Pending the final application of Net Cash Proceeds, the Company may temporarily reduce borrowings under the Working Capital Facility or invest such Net Cash Proceeds in Cash Equivalents (other than Cash Equivalents denominated in Singapore dollars or United Arab Emirates dirhams). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) or (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of other Applicable Indebtedness containing provisions similar to those set forth in Section 4.11, on a pro rata basis, the maximum principal amount of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase and Additional Amounts, if any; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with Section 4.11.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of £3.0 million pounds sterling resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of £3.0 million pounds sterling, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of Section 4.11, and shall comply with the provisions of Section 4.11 with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of Section 4.11.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger

Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required, or such shorter period as may be permitted, by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 4.11 of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.11 of this Indenture by virtue of such compliance.

SECTION 4.12.  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(A)          applicable law, rule or regulation;

(B)           this Indenture, the Notes, the Guarantees, the Collateral Agreements and the Intercreditor Agreements;

(C)           customary non-assignment provisions of any contract, lease or license of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(D)          any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(E)           the Working Capital Facility (and all replacements or substitutions thereof on terms no more adverse to the Holders and not more materially restrictive to the Company and its Restricted Subsidiaries);

(F)           agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(G)           restrictions on the transfer of assets subject to any Lien permitted under this Indenture;

(H)          restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(I)            provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(J)            restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(K)          restrictions in other Indebtedness incurred in compliance with the covenant described under Section 4.08 (including Indebtedness constituting Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (B), (E) and (F) above;

(L)           restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business; or

(M)         an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (B), (D) and (F) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (B), (D) and (F).

SECTION 4.13.  Limitation on Issuances and Sales of Capital Stock of Subsidiaries.  The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than as required by applicable law or a Permitted Lien described in clause (1), (13), (15), (16) or (17) of the definition thereof; provided that an additional limitation to the limitations set forth in such clause (17) shall be that the Indebtedness that was being Refinanced was only secured by a Permitted Lien described in clause (13) of the definition thereof); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the Section 4.09 if made on the date of such issuance or sale, (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of Section 4.11 or (3) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Restricted Subsidiaries to the extent required by applicable law.

SECTION 4.14.  Limitation on Liens.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any

Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, except for Permitted Liens.

Notwithstanding anything to the contrary in the immediately preceding paragraph, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any Capital Stock issued by a Subsidiary of the Company that is held by the Company or any of its Restricted Subsidiaries whether on or after the Issue Date or any right related thereto (other than Permitted Liens described in clauses (1), (13), (15), (16) and (17) of the definition thereof; provided that an additional limitation to the limitations set forth in such clause (17) shall be that the Indebtedness that was being Refinanced was only secured by a Permitted Lien described in clause (13) of the definition thereof).

SECTION 4.15.  Limitations on Transactions with Affiliates.  (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x)            Affiliate Transactions permitted under paragraph (b) below, and

(y)           Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of
£3.0 million pounds sterling shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), such approval to be evidenced by a Board Resolution filed with the Trustee that states that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than £6.0 million pounds sterling, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b)           The restrictions set forth in the first paragraph of Section 4.15 shall not apply to:

(1)           reasonable fees and compensation (including directors’ fees) paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2)           transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided, that such transactions are not otherwise prohibited by this Indenture;

(3)           any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4)           Permitted Investments described in clauses (9), (10) and (13) of the definition thereof and Restricted Payments permitted by this Indenture;

(5)           any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company;

(6)           any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(7)           issuances or sales of Qualified Capital Stock of the Company to its Affiliates and employees, officers and directors of the Company or any Restricted Subsidiary of the Company;

(8)           the Management Agreement and payment of Management Fees pursuant thereto, provided, however, that the aggregate amount of such Management Fee payments in any calendar year shall not exceed £300,000 pounds sterling;

(9)           sales of goods by the Company or a Subsidiary of the Company to Edgen, or by Edgen to the Company or a Subsidiary of the Company, in each case in the ordinary course of business of the Company or such Subsidiary of the Company and Edgen, provided that the terms of such sales are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, and provided further that such goods are being sold pursuant to a transaction in which the Company or a Subsidiary of the Company or Edgen, as the case may be, is purchasing such goods with a view to either promptly selling them on to its customers or establishing or replenishing inventories for existing or new products; and

(10)         the provision of commercial banking or lending services, investment banking or other similar services by Affiliates (but not JCP Group) on terms that are no less favorable than those that might reasonably have been obtained at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company and that are approved in good faith by a majority of the members of the Board of Directors.

SECTION 4.16.  Additional Subsidiary Guarantees.  If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary (unless otherwise prohibited by law (but, in such a case, the Company shall (i) use its reasonable best efforts to overcome the relevant legal limit precluding the giving of a joint and several guarantee and (ii) in the case of a financial assistance or similar prohibition, will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally permitted including without limitation, if applicable, complying with the procedures required by Sections 155 to 158 (inclusive) of the Companies Act 1985 (U.K.) and delivering to the Collateral Agent a certificate from the Company’s auditor substantially in the form of FRAG 26/94 (unamended) dated as of the date of such Restricted Subsidiary’s giving of the related financial assistance)) to:

(1)           execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit F hereto and endorse a notation of guarantee substantially in the form included in Exhibit A hereto pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;

(2)           take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Restricted Subsidiary which are of the type that constitute Collateral under the Collateral Agreements, subject to the Permitted Liens and the terms of the Senior Intercreditor Agreement, including the filing or recordation of any instruments in such jurisdictions as may be required by the Collateral Agreements or by law or as may be reasonably requested by the Collateral Agent;

(3)           take such further action and execute and deliver such other documents specified in this Indenture as necessary or as otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(4)           deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

SECTION 4.17.  Impairment of Security Interest.  Subject to the Senior Intercreditor Agreement, none of the Issuer, the Company or any Guarantor will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral other than transactions otherwise permitted by the Indenture. Neither the Company nor any Guarantor will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Intercreditor Agreements and the Collateral Agreements. The Company shall, and shall cause the Issuer and each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments, as necessary, or as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause the Issuer and each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by any Collateral Agreement to the extent required by such the Collateral Agreement, subject to Permitted Liens.

SECTION 4.18.  Undertakings with Respect to MIM Pte.  The Company shall cause MIM Pte. (unless otherwise prohibited by law (but, in such a case, the Company shall (i) use its reasonable best efforts to overcome the relevant legal limit precluding the giving of a joint and several guarantee and (ii) in the case of a financial assistance or similar prohibition under the laws of Singapore, will procure that MIM Pte. undertakes all whitewash or similar procedures which are legally permitted under the laws of Singapore)) to:

(1)           execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which MIM Pte. shall unconditionally guarantee on a senior secured basis all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2)           take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of MIM Pte. which are of the type that constitute Collateral under the Singapore Security Agreement, subject to the Permitted Liens and the terms of the Senior Intercreditor Agreement, including the filing or recordation of any instruments in such jurisdictions as may be required by the Singapore Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

(3)           take such further action and execute and deliver such other documents specified in the Indenture, as necessary, or as otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(4)           deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by MIM Pte. and constitute legal, valid, binding and enforceable obligations of MIM Pte.

Thereafter, MIM Pte. shall be a Guarantor for all purposes of this Indenture.

Notwithstanding anything to the contrary in this Indenture, the failure of the Company or MIM Pte. to satisfy any of the actions set forth in clauses (1) through (4) of the immediately preceding paragraph shall not result in an Event of Default; provided, however, that if the Company or MIM Pte. shall fail to satisfy all of the actions set forth in clauses (1) through (4) of the immediately preceding paragraph for a period within 40 days after the date of the Indenture, then Additional Interest shall accrue on the principal amount of the Notes at the per annum rate then applicable in respect of Additional Interest plus an additional margin of 0.25% per annum for the 90 day period commencing on the Issue Date, such additional margin increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; provided, however, that the amount of such additional margin accruing shall not exceed 1.00% per annum; provided further, however, that additional margin shall cease to accrue on the date that MIM Pte. shall have satisfied all of the actions set forth in clauses (1) through (4) of the immediately preceding paragraph.

Any amounts of Additional Interest that have accrued pursuant to the immediately preceding paragraph above will be payable in cash on the same original interest payment dates as the Notes.

SECTION 4.19.  Conduct of Business.  The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.20.  Reports to Holders.  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 6-K and 20-F if the Company were required to file such Forms, including a (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any), and, (ii) with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)           all other reports that would be required to be filed with the SEC on Form 6-K if the Company were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations.

Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.  Subject to Section 314 of the TIA, the Company’s reporting obligations with respect to this paragraph and clauses (1) and (2) of the immediately preceding paragraph shall be satisfied in the event the Company files such reports with the SEC and such reports are publicly accessible via the EDGAR system (unless the SEC will not accept such filing or any Holder reasonably requests such reports be furnished to it).  In addition, for so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of the exchange so require, all such reports will be available at the office of the Luxembourg Paying Agent.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon its request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.21.  Payments for Consent.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreements unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.22.  Additional Interest.  If Additional Interest becomes payable by the Issuer pursuant to the Registration Rights Agreement or pursuant to Section 4.18, the Issuer shall deliver to the Trustee an Officers’ Certificate stating (i) the amount of Additional Interest due and payable, (ii) the

Section of the Registration Rights Agreement or this Indenture pursuant to which Additional Interest is due and payable and (iii) the date on which Additional Interest is payable.  Unless and until a Responsible Officer of the Trustee receives such an Officers’ Certificate, the Trustee may assume without inquiry that no Additional Interest is payable; provided, that the failure of the Issuer to deliver to the Trustee such Officers’ Certificate shall not relieve the Issuer of its obligation to pay any such Additional Interest when due and payable.

SECTION 4.23.  Additional Amounts.  All payments made by the Issuer or any Guarantor as well as all payments made by a trustee (each, a “Payor”) pursuant to Article 8 hereof under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency or authority therein or thereof having the power to tax in any jurisdiction in which the Issuer or any Guarantor (including their permitted successors and assigns) is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made (each, a “Relevant Jurisdiction”) unless such Payor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If a Payor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to the Notes or any Guarantee such Payor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary such that the net amount received in respect of such payment by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been required to be so withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder to the extent

(a)           any such Taxes would not have been imposed but for the existence of any present or former connection between such Holder and the Relevant Jurisdiction imposing such Taxes otherwise than merely by the acquisition, ownership or disposition of any Note or receiving any payment in respect thereof or the exercise or enforcement of any rights under any Notes or the Guarantees or

(b)           such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive (such amounts described in clause (a) above and this clause (b), “Excluded Taxes”).  Each Payor will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Payor will furnish to the Holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Payor.  Each of the Issuer and each Guarantor will indemnify and hold harmless each Holder for the amount of (i) any Taxes (other than Excluded Taxes) not withheld or deducted by a Payor and levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes or any Guarantee, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clause (i) or (ii) above.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if a Payor is aware that it will be obligated to pay Additional Amounts with respect to such payment, such Payor will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date.  Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any Note or any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer or the Guarantors, as the case may be, will pay any stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from the original execution, delivery or registration of the Notes, the initial resale thereof by the Initial Purchaser and the enforcement of the Notes, the Guarantees or the Collateral Agreements following the occurrence of any Event of Default with respect to the Notes.

The foregoing provisions will survive any termination, defeasance or discharge of the Notes and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor, as the case may be, is organized, incorporated, engaged in business, resident for tax purposes, or otherwise subject to taxation on a net income basis or any political sub-divisions or taxing authority or agency thereof or therein.

SECTION 4.24.  Activities of Pipe Acquisition Finance Plc.  Prior to the Liquidation and Assumption, the Finance Corporation will not engage in any business activity other than its compliance with its obligations under the Indenture.  Without limiting the generality of the immediately preceding sentence, the Finance Corporation will not:

(a)           create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness evidenced by the Notes) and Indebtedness owed to the Company or any Restricted Subsidiary;

(b)           create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of their respective revenues, property, or other assets, whether now owned or hereafter acquired (other than pursuant to this Indenture);

(c)           except as provided in Sections 4.25 and the final paragraph of Section 5.01 of this Indenture, wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of their respective assets, in one transaction or a series of transactions, to any Person or Persons;

(d)           create, incur, assume or suffer to exist any Investment in any Person (other than in respect of any additional equity Investments in any Subsidiary Guarantor or Permitted Investments described in clause (3) and (5) of the definition of “Permitted Investments”); or

(e)           permit to be taken any action that would result in a Change in Control.

Following the Liquidation and Assumption, this covenant shall no longer apply.

SECTION 4.25.  Undertakings with Respect to the Liquidation and Assumption.  As soon as reasonably practicable following the consummation of the Exchange Offer but only in the event that the Finance Corporation or the Company shall not have received Opinions of Counsel from United States counsel and United Kingdom counsel in form and substance satisfactory to each of them and the Trustee, confirming that the Liquidation and Assumption (defined below) could result in any adverse tax consequences for United States federal income tax purposes or United Kingdom tax purposes to the Finance Corporation, the Company, the Subsidiaries, Holdings, the Permitted Holders or the beneficial owners of the Notes, the Finance Corporation shall propose and the Company shall approve the solvent voluntary dissolution or liquidation of the Finance Corporation, and the Finance Corporation shall assign, and the Company shall assume, all of Finance Corporation’s assets, liabilities, rights and obligations, including, without limitation, Finance Corporation’s obligations under this Indenture, the Collateral Agreements, the Registration Rights Agreement and the Notes (together, the “Liquidation and Assumption”).  Each of the Finance Corporation and the Company agree to take such actions and execute such documents as are necessary to effect the Liquidation and Assumption.  Upon and for any period following the effectiveness of the Liquidation and Assumption, the Company shall assume the obligations as the issuer of the Notes, and all references in this Indenture to the “Issuer” shall thereafter refer to the Company.

SECTION 4.26.  Undertakings of the Company with Respect to Whitewash Filings.  The Company shall, within five (5) Business Days following the Issue Date, properly complete all filings required by Sections 155 to 158 inclusive of the Companies Act 1985 (U.K.) in respect of the Company’s execution and delivery of its Guarantee and Security Agreement, including filing certified copies of all applicable board and members’ resolutions, statutory declarations and statutory auditors’ reports with the Registrar of Companies (U.K.).

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01.  Merger, Consolidation and Sale of Assets.  The Issuer and the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer or the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(1)           either:

(A)          the Company or the Issuer shall be the surviving or continuing company or corporation; or

(B)           the Person (if other than the Company or the Issuer) formed by such consolidation or into which the Company or the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer or the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)  shall be a company incorporated under the laws of the United States, any state thereof or the District of Columbia or any Member State of the European Union; and

(y)  shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, and Additional Amounts, if any, on, (x) in the case of the Issuer, all of the Notes, or (y) in the case of the Company, the Guarantee given by the Company, (ii) (x) in the case of the Issuer, the performance of every covenant of the Notes to be performed or observed thereunder, (y) in the case of the Company, the Guarantee, as applicable, this Indenture and the Registration Rights Agreement and (iii) by amendment, supplement or other instrument, executed and delivered to the Trustee, all obligations of the Company or the Issuer under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2)           immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08;

(3)           immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)           the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Each Guarantor (other than (x) the Company or (y) any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 5.01 and Section 4.11) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

(1)           the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes (a) by supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, this Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

(2)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized or existing solely for the purpose of reincorporating such Guarantor or the Company under the laws of the United States, any state thereof or the District of Columbia or any Member State of the European Union need only comply with:

(A)          in the case of a merger or consolidation described in clause (4)(2)(ii) of the first paragraph of Section 5.01; and

(B)           (x) clause (1)(b)(y) of the first paragraph of Section 5.01and (y) clause (2) of the immediately preceding paragraph.

Notwithstanding the foregoing, the Issuer may be liquidated at any time provided that:

(C)           in connection with such liquidation, all assets and liabilities of the Issuer are acquired and assumed by the Company;

(D)           by supplemental indenture (in form and substance reasonably satisfactory to the Trustee) executed and delivered to the Trustee, the Company assumes the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, and Additional Amounts, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed thereunder as if the Company were the Issuer and from the date of such a supplemental indenture the term Issuer whenever used in the Indenture shall mean the Company; and

(E)           clause (4) of the first paragraph of this Section 5.01 is complied with.

SECTION 5.02.  Successor Entity Substituted.  Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company or the Issuer in accordance with the provisions of Section 5.01, in which the Company or the Issuer is not surviving or the continuing company or corporation, the successor Person formed by such consolidation or into which the Company or the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Issuer under this Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company or the Issuer and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under this Indenture and the Guarantees.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01.  Events of Default.  The following events are defined as “Events of Default”:

(1)           the failure to pay interest or Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)           the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)           the failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.10 and Section 5.01;

(4)           the failure by the Company or any of its Restricted Subsidiaries for 45 days after notice to the Company by the Trustee or the Holders of at least 25% in outstanding principal amount of the Notes to comply with Section 4.08, Section 4.09 and Section 4.11, and remedy the default arising from the failure by the Company or any such Restricted Subsidiary to so comply;

(5)           the failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in outstanding principal amount of the Notes to comply with any of the other agreements in this Indenture or any Collateral Agreement and remedy the default arising from the failure by the Company or any such Restricted Subsidiary to so comply;

(6)           the failure to pay at final maturity (giving effect to any applicable waivers, amendments, grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates £3.0 million pounds sterling or more at any time;

(7)           one or more judgments in an aggregate amount in excess of £3.0 million pounds sterling shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment to the extent a reputable and solvent third party insurer has not disclaimed coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(8)           an Insolvency Event occurs with respect to the Issuer, the Company or any of its Significant Subsidiaries;

(9)           any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to Collateral having an aggregate Fair Market Value of more than £3.0 million pounds sterling, superior to and prior to the rights of all third Persons therein other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement, and such failure shall continue for a period of 45 days;

(10)         the Issuer or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(11)         the Guarantee of the Company or any Guarantee of a Significant Subsidiary ceases to be in full force and effect or the Guarantee of the Company or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable the Guarantee of the Company or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

SECTION 6.02.  Acceleration.  (a)  If an Event of Default (other than an Event of Default specified in Section 6.01(8) with respect to the Issuer) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b)           If an Event of Default specified in Section 6.01(8) with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)           At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)           in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(9), the Trustee shall have received an Officers’ Certificate that such Event of Default has been cured or waived.

(d)           No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

SECTION 6.03.  Other Remedies.  If an Event of Default occurs and is continuing, each of the Trustee and the Collateral Agent may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest or Additional Interest, if any, on the Notes or, subject to the Intercreditor Agreements, to enforce the performance of any provision of the Notes, this Indenture or any of the other Indenture Documents.

Each of the Trustee and the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 6.04.  Waiver of Past Defaults.  Subject to Sections 2.09, 6.02(c), 6.07 and 9.02, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default and its consequences, except (other than as provided in Section 6.02(c)) a default in the payment of the principal of or premium, if any, interest, or Additional Interest, if any, on any Notes.  When a Default or Event of Default is waived, it is cured and ceases to exist.

SECTION 6.05.  Control by Majority.  Subject to Section 2.09, the Intercreditor Agreements and applicable law, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as the case may be, or exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be, including, without limitation, any remedies provided for in Section 6.03.  Subject to Section 7.01 and 7.02(f), however, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing) that the Trustee or the Collateral Agent, as the case may be, reasonably believes conflicts with any applicable law, the Intercreditor Agreements or any of the other Indenture Documents, that the Trustee or the Collateral Agent, as the case may be, determines may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee or the Collateral Agent, as the case may be, to personal liability; provided that the Trustee or the Collateral Agent, as the case may be, may take any other action deemed proper by the Trustee or the Collateral Agent, as the case may be, which is not inconsistent with such direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing).

SECTION 6.06.  Limitation on Suits.  A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)           the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)           subject to Section 2.09, Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to institute proceedings in respect of that Event of Default;

(3)           such Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4)           the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(5)           during such sixty (60) day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07.  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest and Additional Interest, if any, on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.  Collection Suit by Trustee or Collateral Agent.  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, subject to the Intercreditor Agreements, the Trustee or the Collateral Agent may recover judgment (i) in its own name and (ii) (x) in the case of the Trustee, as trustee of an express trust or (y) in the case of the Collateral Agent, as collateral agent on behalf of each of the Secured Parties, in each case against the Issuer or any other obligor on the Notes for the whole amount of principal of, premium, if any, and accrued interest and Additional Interest, if any, remaining unpaid on, the Notes, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest and Additional Interest, if any, at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel and any other amounts due any such Person under the Collateral Agreements and Section 7.07.

SECTION 6.09.  Trustee May File Proofs of Claim.  The Trustee and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer or any other obligor upon the Notes, any of their respective creditors or any of their respective property and, subject to the Intercreditor Agreements, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee or Collateral Agent and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or Collateral Agent any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due any such Person under the Collateral Agreements and Section 7.07.  The Issuer’s payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07.  Nothing herein contained shall be deemed to authorize the Trustee or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.  Priorities.  If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First:  to the Trustee, the Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 (including payment of all compensation expense, all liabilities incurred and all advances made by the Trustee or the Collateral Agent, as the case may be, and the costs and expenses of collection);

Second:  if the Holders are forced to proceed against the Issuer directly without the Trustee or the Collateral Agent, to Holders for their collection costs;

Third:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, if any, respectively; and

Fourth:  to the Issuer or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11.  Undertaking for Costs.  All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted by it as Trustee or the Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

SECTION 6.12.  Restoration of Rights and Remedies.  If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01.  Duties of Trustee.  The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein.

(A)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions furnished to the Trustee which by the provisions hereof are required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(C)           Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(D)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability (financial or otherwise).  The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture Documents at the request, order or direction of any Holders unless such Holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs and expenses which may be incurred by it (including repayment of its own funds) in compliance with such request, order or direction.

(E)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (d) of this Section 7.01.

(F)           The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Issuer.  Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

(G)           The Trustee will not be liable if prevented or delayed in performing any of its obligations by reason of any present or future law applicable to it, by any governmental regulatory authority.

SECTION 7.02.  Rights of Trustee.  Subject to Section 7.01:

(a)           The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement instrument, opinion, report, request direction, consent, order, bond, note or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 11.04 and 11.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records and premises of the Issuer, personally or by agent or attorney and to consult with the officers and representatives of the Issuer, including the Issuer’s accountants and attorneys at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.  Except as expressly stated herein to the contrary, in no event shall the Trustee have any responsibility to ascertain whether there has been compliance with any of the covenants or provisions of Articles Four or Five hereof.

(f)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of the Issuer to have been duly adopted and in full force and effect on the date hereof.

(h)           The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trustee shall have received from the Issuer, any Guarantor or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.02 hereof, and such notice references the Notes and this Indenture.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)            The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)           The permissive right of the Trustee to take any action under this Indenture Documents shall not be construed as a duty to so act.

(1)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(m)          In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n)           The Trustee shall have no duty to inquire as to the performance of the covenants of the Company.

(o)           The Trustee is entitled to assume without enquiry that the Issuer has performed in accordance with all of the provisions in the Indenture, unless notified to the contrary.

(p)           Whether or not expressly provided in any other provision herein, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified and all other rights provided in Section 7.01, this Section 7.02 and Section 7.03, are extended to, and shall be enforceable by the Trustee in each of its capacities in which they may serve, and to each Agent, custodian and other person employed by the Trustee to act hereunder.

SECTION 7.03.  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, any Subsidiary of the Issuer or their respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11 of this Indenture, and the Trustee is subject to TIA Sections 310(b) and 311.

SECTION 7.04.  Trustee’s Disclaimer.  Each of the Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes or the Collateral Agreements, and it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture, the Notes, the Collateral Agreements or any other documents in connection with the issuance of the Notes other than the Trustee’s certificate of authentication, which shall be taken as the statement of Issuer, and the Trustee assumes no responsibility for their correctness.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture and the Collateral Agreements, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property.

The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Agreement, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Collateral Agreements, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the

Collateral, any Collateral Agreements or any agreement or assignment contained in any thereof, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

SECTION 7.05.  Notice of Default.  If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge or has received written notice from the Issuer or any Holder, the Trustee shall mail to each Holder, with a copy to the Issuer, notice of the Default or Event of Default within ninety (90) days thereof.  Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest and Additional Interest, if any, on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer and, except in the case of a failure to comply with Article Five, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06.  Reports by Trustee to Holders.  Within sixty (60) days after each May 15, beginning with May 15, 2006, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a).  The Trustee also shall comply with TIA Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed by the Trustee with the SEC and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Issuer shall promptly notify the Trustee if the Notes become listed or quoted on any stock exchange or market and the Trustee shall comply with TIA Section 313(d) and any delisting thereof.

SECTION 7.07.  Compensation and Indemnity.  The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee (the “Indemnified Party”) from time to time such compensation for its services as Trustee, as the case may be, as shall from time to time be agreed in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Indemnified Party upon request for all reasonable out-of-pocket expenses incurred or made by it in connection with the performance of its duties under, as the case may be, the Indenture Documents.  Such expenses shall include the reasonable fees and expenses of the Indemnified Party’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, hereby agree to indemnify the Indemnified Party for, and to hold it harmless against, any loss, cost, claim, damage, liability or expense (including taxes) incurred by it except for such actions to the extent caused by any negligence, bad faith or willful misconduct on the part of the Indemnified Party, arising out of or in connection with the Indenture Documents and the Intercreditor Agreements, or the administration of this trust, including the reasonable costs and expenses of enforcing this Indenture or the other Indenture Documents against the Issuer or any Guarantor (including this Section 7.07) and defending itself. against any claim or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel).  The Trustee shall notify the Issuer promptly of any claim asserted against it for which the Trustee may seek indemnity hereunder or under the other Indenture Documents.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  At the Indemnified Party’s sole discretion, the Issuer shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party, which consent shall not be unreasonably be withheld.  Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel; provided that the Issuer shall not be required to pay such fees and expenses if it assumes the Indemnified Party’s defense and there is no conflict of interest between the Issuer and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party.  The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure the Issuer’s and each Guarantor’s payment obligations in this Section 7.07, the Indemnified Party shall have a lien prior to the Notes on all Collateral held or collected by the Trustee or the Collateral Agent, in its capacity as such, except assets or money held in trust to pay principal of or interest and Additional Interest, if any, on particular Notes which have been called for redemption.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Code.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, termination of the Collateral Agreements or the other Indenture Documents or the resignation or removal of the Trustee or the Collateral Agent.

The Trustee shall comply with the provisions of TIA Section 312(b)(2) to the extent applicable.

SECTION 7.08.  Replacement of Trustee.  The Trustee may resign by so notifying the Issuer.  The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing and may appoint a successor Trustee.  The Company, by a Board Resolution, may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10;

(2)           the Trustee is adjudged bankrupt or insolvent;

(3)           a receiver or other public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting with respect to the Notes.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder in writing of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such Trustee so ceasing to act hereunder subject nevertheless to its lien, if any, provided for in Section 7.07.  Upon request of the Issuer or the successor Trustee, such retiring Trustee shall at the expense of the Issuer and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor

Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, at the Issuer’s expense, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may appoint a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Issuer shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 7.09.  Successor Trustee by Merger, Etc.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article Seven.

In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

SECTION 7.10.  Eligibility; Disqualification.  (A)  This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2), (3) and (5).  The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA Section 310(a)(2).  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.  The provisions of TIA Section 310 shall apply to the Issuer, as obligor of the Notes.

(B)           If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

SECTION 7.11.  Preferential Collection of Claims Against Issuer.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12.  Trustee as Paying Agent and Collateral Agent.  References to the Trustee in Sections 7.01(f), 7.02, 7.03, 7.04, 7.07, 7.08 and the first paragraph of Section 7.09 shall include the Trustee in its role as Paying Agent, as Registrar and as Collateral Agent.

SECTION 7.13.  Form of Documents Delivered to Trustee.  In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters and any such Person may certify or give an opinion as to such matters in one or several documents.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

ARTICLE EIGHT

SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 8.01.  Legal Defeasance and Covenant Defeasance.  (a)  The Issuer may, at its option and at any time, elect to have either paragraph (b) or paragraph (c) below be applied to the outstanding Notes upon compliance with the applicable conditions set forth in paragraph (d).

(b)           Upon the Issuer’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Issuer and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes, the Guarantees and the Collateral Agreements on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in clauses (i) and (ii) below, and the Issuer and the Guarantors shall be deemed to have satisfied all their other obligations under such Notes and this Indenture, the Guarantees and the Collateral Agreements, except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in paragraph (d) below and as more fully set forth in such paragraph payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due, (ii) obligations listed in Section 8.03, subject to compliance with this Section 8.01 and (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith.  The Issuer may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to the Notes.

(c)           Upon the Issuer’s exercise under paragraph (a) of the option applicable to this paragraph (c), the Issuer and its Restricted Subsidiaries shall be released and discharged from their obligations under any covenant contained in Sections 4.04 through 4.06, Sections 4.08 through 4.26 (provided that the release and discharge of the Issuer’s obligations under Sections 4.22 and 4.23 shall in no way relieve the Issuer of its obligation to pay any Additional Interest and Additional Amounts when due and payable) and Section 5.01(2), with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in paragraph (d) below, Sections 6.01(3) (solely as pertains to Section 4.10 and Section 5.01(2)), 6.01(4), 6.01(5) (solely as pertains to Sections 4.04 through 4.06, Sections 4.08 through 4.26 (provided that the release and discharge of the Issuer’s obligations under Section 4.22 and 4.23 shall in no way relieve the Issuer of its obligation to pay any Additional Interest and Additional Amounts when due and payable) and Section 5.01(2)), and Section 6.01(6) through Section 6.01(12) shall not constitute Events of Default; provided however, that in the case of Sections 6.01(8) and 6.01(9), to the extent the events described therein occur within the nine month period following the Issuer’s exercise under paragraph (a) of the option applicable to this paragraph (c), such events will constitute Events of Default.

(d)           The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

(1)           The Issuer or the Company shall have irrevocably deposited in trust with the Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts and at such times as are sufficient, in the opinion of a internationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, interest and Additional Interest, if any, and Additional Amounts, if any, on the outstanding Notes on the stated dates for payment or redemption, as the case may be; provided, however, that the Trustee (or other qualifying trustee) shall have received an irrevocable written order from the Issuer instructing the Trustee (or other qualifying trustee) to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes to maturity or redemption;

(2)           No Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the failure to comply with Section 4.08 or Section 4.14 or Section 4.17 arising in connection with the borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(3)           Such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default hereunder (other than a Default or Event of Default resulting from the failure to comply with Section 4.08 or Section 4.14 or Section 4.17 arising in connection with the borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuer, the Company or any of it Subsidiaries is a party or by which the Issuer, the Company or any of its Subsidiaries is bound;

(4)           (i) In the event the Issuer elects paragraph (b) above, the Issuer or the Company shall deliver to the Trustee an Opinion of Counsel in the United States of America, in form and substance reasonably satisfactory to the Trustee, to the effect that (A) the Issuer or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, Holders shall not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance contemplated hereby and shall be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred or (ii) in the event the Issuer elects paragraph (c) above, the Issuer or the Company shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably satisfactory to the Trustee, to the effect that Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5)           The Issuer or the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit under clause (1) was not made by the Issuer or the Company with the intent of preferring the Holders over any other creditors of the Issuer or the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(6)           The Issuer or the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 8.01 have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.01(d)(4)(i) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer or the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Issuer must make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Issuer.

SECTION 8.02.  Satisfaction and Discharge.  In addition to the Issuer’s rights under Section 8.01, this Indenture (subject to Section 8.03), and all Liens in connection with the issuance of the Notes, shall be discharged and shall cease to be in further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1)           either:

(a)           all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer or the Company and thereafter repaid to the Issuer or the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Issuer or the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Issuer or the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)           the Issuer or the Company has paid all other sums due and payable under this Indenture and the Collateral Agreements by the Issuer; and

(3)           the Issuer or the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

SECTION 8.03.  Survival of Certain Obligations.  Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.01 or 8.02, the respective obligations of the Issuer and the Trustee under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, and 2.10, Sections 7.07 and 7.08 and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Issuer and the Trustee under Sections 7.07, 8.04, 8.05, 8.06 and 8.07 shall survive such satisfaction and discharge.

SECTION 8.04.  Acknowledgment of Discharge by Trustee.  Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied, (ii) the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer and (iii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under this Indenture except for those surviving obligations specified in Section 8.03 and the Collateral Agent shall execute and deliver to the Issuer any document reasonably requested by the Issuer to effect or evidence any release and discharge of Lien or Collateral Agreement contemplated by Section 12.05.

SECTION 8.05.  Application of Trust Moneys.  The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01.  The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government Obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of, premium, if any, and interest and Additional Interest, if any, on the Notes.  Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or 8.02 or the principal, premium, if any, and interest and Additional Interest, if any, received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

SECTION 8.06.  Repayment to the Issuer; Unclaimed Money.  Subject to Sections 7.07, 8.01 and 8.02, the Trustee and the Paying Agent shall promptly pay to the Issuer upon written request from the Issuer any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time.  The

Trustee and the Paying Agent shall pay to the Issuer, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Issuer any money held by it for the payment of principal, premium, if any, or interest and Additional Interest, if any, that remains unclaimed for two years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Issuer, without interest thereon.  After payment to the Issuer, Holders entitled to money must look solely to the Issuer for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

SECTION 8.07.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture and each other Indenture Document to which such Person is a party shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Issuer has made any payment of premium, if any, or interest and Additional Interest, if any, on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.  Without Consent of Holders.  From time to time, the Issuer, the Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement or the Intercreditor Agreements, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement this Indenture, the Notes, the Guarantees, the Collateral Agreements and the Intercreditor Agreements:

(1)           to cure any ambiguity, defect or inconsistency contained therein;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption of the Issuer’s or the Company’s or a Guarantor’s obligations to Holders in accordance with Section 5.01;

(4)           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Guarantees or the Collateral Agreements;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to allow any Subsidiary or any other Person to guarantee the Notes;

(7)           to release a Guarantor as permitted by this Indenture and the relevant Guarantee; or

(8)           if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture or Collateral Agreements, so long as such amendment, modification or supplement does not, in the opinion of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, each of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

After an amendment, modification, waiver or supplement under this Section 9.01 becomes effective, the Company or the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, modification, waiver or supplement.  Any failure of the Company or the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, modification, waiver or supplement or constitute an Event of Default hereunder.

SECTION 9.02.  With Consent of Holders.  The Issuer, the Company and the Guarantors, when authorized by a Board Resolution, and the Trustee, or the Collateral Agent, as applicable, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend, modify or supplement this Indenture, the Notes, the Guarantees and the Collateral Agreements without notice to any other Holders.  The Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Issuer with any provision of this Indenture, any Collateral Agreement or the Notes without notice to any other Holder.  However, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04, shall without the consent of each Holder of each Note affected thereby:

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

(2)           reduce the rate of or change or have the effect of changing the time for payment of interest, including default interest or Additional Interest, on any Notes;

(3)           reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(4)           make any Notes payable in money other than that stated in the Notes;

(5)           make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)           amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer after the occurrence of a Change of Control, or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7)           modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee or any Lien created under any Collateral Agreement in a manner which adversely affects the Holders;

(8)           release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

(9)           release all or substantially all of the Collateral otherwise than in accordance with the terms of this Indenture and the Collateral Agreements; or

(10)         make any change to Section 9.01 or this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03.  Compliance with TIA.  Every amendment, waiver or supplement of this Indenture, the Notes, the Collateral Agreements or the Guarantees shall comply with the TIA as then in effect.

SECTION 9.04.  Revocation and Effect of Consents.  Until an amendment, waiver or supplement becomes effective (which may be prior to any such amendment, waiver or supplement becoming operative), a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Issuer received before the date on which the Trustee and if such amendment, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, receives written consents from the Holders of a requisite percentage in principal amount of the outstanding Notes or receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.  An amendment, waiver or supplement shall become effective upon receipt by the Trustee or the Collateral Agent, as the case may be, of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes or such Officers’ Certificate, whichever first occurs, and the execution thereof by the Trustee or the Collateral Agent, as the case may be.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (10) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest and Additional Interest, if any, on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.05.  Notation on or Exchange of Notes.  If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee.  The Trustee at the written direction of the Issuer may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver.  Any such notation or exchange shall be made at the sole cost and expense of the Issuer.  Failure to make the appropriate notation or issue a new Note shall not effect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.  Trustee to Sign Amendments, Etc.  The Trustee and/or the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee or the Collateral Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the rights, duties or immunities of the Trustee or the Collateral Agent, as the case may be, under this Indenture or any Collateral Agreement.  The Trustee or the Collateral Agent, as the case may be, shall be provided with, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture.  Such Opinion of Counsel shall also state that the amendment or supplement is a valid and enforceable obligation of the Issuer.  Such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent, as the case may be, and shall be paid for by the Issuer.

SECTION 9.07.  Conformity with Trust Indenture Act.  Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

ARTICLE TEN

GUARANTEE

SECTION 10.01.  Guarantee.  Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally guarantees to the extent not otherwise prohibited by law (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest and Additional Interest, if any, and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(8), whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest and Additional Interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03.  The Guarantee of each Guarantor shall rank senior in right of payment to all subordinated Indebtedness of such Guarantor and equal in right of payment with all other senior obligations of such Guarantor.  Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture, or any Collateral Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee.  In the event that any Guarantor is incorporated under the laws of the United States, any state thereof or the District of Columbia (a “US Guarantor”), the obligations of each such US Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such US Guarantor and after giving effect to any collections from or payments made by or on behalf of any other US Guarantor in respect of the obligations of such other US Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, shall result in the obligations of such US Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under United States federal or state law.  The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Issuer for reimbursement and any claim against any other Guarantor for contribution.  Guarantees of Guarantors who are not US Guarantors limited to the extent, if any, required by applicable law.  Each Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Guarantor without limitation in accordance with Sections 5.01, 4.11 and 10.04.  If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Issuer, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by the Issuer or any Guarantor to the Trustee, the Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

SECTION 10.02.  Release of a Guarantor.  A Guarantor will be automatically and unconditionally released from its Guarantee (and may subsequently dissolve) without any action required on the part of the Trustee or any Holder:

(1)           if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation and, in the case of a sale of Capital Stock, whether directly by transfer of Capital Stock issued by that Guarantor or indirectly by transfer of Capital

Stock of other Subsidiaries that, directly or indirectly, own Capital Stock issued by such Guarantor) to a Person other than the Company or any other Guarantor or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Issuer otherwise complies, to the extent applicable, with Section 4.11;

(2)           if the Issuer designates such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.09;

(3)           if the Issuer exercises its legal defeasance option or its covenant defeasance option as described below under Section 8.01; or

(4)           upon satisfaction and discharge of this Indenture as described in Section 8.02 or payment in full in cash of the principal of, and premium, if any, accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, on, the Notes and all other Obligations that are then due and payable.

At the Issuer’s request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of this Indenture.  Any Guarantor not so released remains liable for the full amount of its Guarantee as provided in this Article Ten.

SECTION 10.03.  Limitation of Guarantor’s Liability.  Each US Guarantor will and, by its acceptance hereof, each of the Holders do confirm that it is the intention of all such parties that the guarantee by such US Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States Federal or state law.  To effectuate the foregoing intention, the Holders and such US Guarantor hereby irrevocably agree that the obligations of such US Guarantor under the Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such US Guarantor and after giving effect to any collections from or payments made by or on behalf of any other US Guarantor in respect of the obligations of such other US Guarantor under its Guarantee or pursuant to Section 10.05, result in the obligations of such US Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.  The Guarantee of any Guarantor who is not a US Guarantor will be limited to the extent, if any, required by applicable law.

SECTION 10.04.  Guarantors May Consolidate, etc., on Certain Terms.  Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with this Section 10.04 and Section 4.11) will not, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Issuer or any other Guarantor unless:

(1)           the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)           such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee and this Indenture and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral

Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

(3)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

This Section 10.04 will not apply to:

(a)            any merger or consolidation of a Guarantor with and into the Issuer (with the Company being the surviving entity) or another Guarantor or; or

(b)           any merger or consolidation of a Guarantor or the Issuer with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Issuer in another jurisdiction in the United States or any state thereof or the District of Columbia.

SECTION 10.05.  Contribution.  In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor.  The preceding sentence shall in no way affect the rights of the Holders to the benefits of this Indenture, the Notes or the Guarantees.

SECTION 10.06.  Waiver of Subrogation.  Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

SECTION 10.07.  Waiver of Stay, Extension or Usury Laws.  Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 10.08.  Execution and Delivery of Guarantees.  To evidence the Guarantees set forth in Section 10.1 hereof, each of the Guarantors agrees that a notation of Guarantee substantially in the form included in Exhibit A hereto shall be endorsed on each Note authenticated and delivered by the Trustee and that a supplemental indenture substantially in the form of Exhibit F hereto shall be executed on behalf of each of the Guarantors by an Officer thereof in accordance with Section 4.16 hereof.

Each of the Guarantors agree that the Guarantees set forth in this Article Ten shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of the Guarantees.  If an Officer whose signature is on a Note or a notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantees are endorsed, the Guarantees shall be valid nevertheless.  The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

ARTICLE ELEVEN

MISCELLANEOUS

SECTION 11.01.  Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.  Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.

SECTION 11.02.  Notices.  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer:

Pipe Acquisition Finance Plc
Murray Works

Newbridge, Industrial Estate
Newbridge, Midlothian EH28 8PP
Scotland

Attention: Directors
Facsimile Number:  +44 131 333 4477

if to the Trustee:

The Bank of New York
One Canada Square
London
E14 5AL
Attn:  Corporate Trust Administration
Facsimile Number:  +44 (0) 207 964 6399

if to the Collateral Agent:

The Bank of New York
One Canada Square
London
E14 5AL
Attn:  Corporate Trust Administration
Facsimile Number:  +44 (0) 207 964 6399

Each of the Issuer, the Trustee and the Collateral Agent by written notice to each other may designate additional or different addresses for notices to such Person.  Any notice or communication to the Issuer, the Trustee or the Collateral Agent shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address or a notice sent by mail to the Trustee shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be mailed to such Holder by first class mail or other equivalent means at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.03.  Communications by Holders with Other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Agreement, any Guarantee or the Notes.  The Issuer, the Trustee, the Collateral Agent, the Registrar and any other Person shall have the protection of TIA Section 312(c).

SECTION 11.04.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under this Indenture, any Collateral Agreement or any other Indenture Document, the Issuer shall furnish to the Trustee or the Collateral Agent, as the case may be, upon request:

(1)           an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent to be performed by the Issuer or the applicable Guarantor (as the case may be), if any, provided for in this Indenture, any Collateral Agreement or any other Indenture Document relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Issuer or the applicable Guarantor (as the case may be), if any, provided for in this Indenture relating to the proposed action have been complied with.

SECTION 11.05.  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, any Collateral Agreement or any other Indenture Document, other than the Officers’ Certificate required by Section 4.06(1), shall include:

(1)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

SECTION 11.06.  Rules by Trustee, Paying Agent, Registrar.  The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders.  The Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 11.07.  Appointment of Security Trustee.  The parties agree that the Trustee shall also be acting in its capacity as security trustee for the purpose of the Security Agreement which is subject to the laws of England and Wales.

SECTION 11.08.  Legal Holidays.  A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York or at such place of payment are not required to be open.  If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 11.09.  Governing Law.  THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTIES HERETO IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS AND AGREES TO SUBMIT TO THE JURISDICTION OF THE U.S. FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE AND FOR ACTIONS BROUGHT UNDER U.S. FEDERAL AND STATE SECURITIES LAWS.

SECTION 11.10.  No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.11.  No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Issuer, the Company or a Guarantor, as such, shall have any liability for any obligations of the Issuer, the Company or the Guarantors under the Notes, the Guarantees, this Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.12.  Successors.  All agreements of the Issuer and the Guarantors in this Indenture, the Notes, and the Guarantees shall bind their successors.  All agreements of each of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.  With respect to any respective successor or assignee of the Trustee, the parties agree that where such successor or assignee has expressly assumed such capacity, such successor or assignee will also be acting in its capacity as security trustee for the purpose of the Security Agreement which is subject to the laws of England and Wales.

SECTION 11.13.  Duplicate Originals.  All parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 11.14.  Severability.  In case any one or more of the provisions in this Indenture, the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 11.15.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

SECTION 11.16.  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Indenture, the Notes or the Guarantees in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Trustee could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

The obligations of the Issuer, the Company and the Guarantors in respect of any sum due in the Original Currency under this Indenture, the Notes or the Guarantees shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Trustee of any sum adjudged to be so due in the Other Currency, the Trustee may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due in the Original Currency, the Company and the Guarantors agree, to the fullest extent permitted by law, as a separate obligation and notwithstanding the judgment, to indemnify the Trustee and each Holder against any loss.

ARTICLE TWELVE

SECURITY

SECTION 12.01.  Grant of Security Interest.  (A)  The due and punctual payment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Collateral Agreements, the Guarantees and the Notes shall be secured as provided in the Collateral Agreements.  Notwithstanding anything to the contrary herein, no Collateral shall consist of any Excluded Assets.

(B)           Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Collateral Agreement and Intercreditor Agreements, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Collateral Agent to enter into this Indenture, the Intercreditor Agreements and the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Issuer shall, and shall cause each of its Domestic Restricted Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreements, including taking all commercially reasonable actions required or as may be reasonably requested by the Collateral Agent to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this

Indenture, the Notes, the Collateral Agreements and the Guarantees valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons other than as set forth in the Senior Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein.  If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Issuer, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Trustee and reasonably acceptable to the Issuer to act as co-Collateral Agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Issuer, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture or any Indenture Document. The Issuer shall from time to time promptly pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

SECTION 12.02.  Opinions.  (A)  The Issuer shall furnish to the Trustee, at such time as required by TIA Section 314(b) an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Indenture and the Collateral Agreements, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have been properly recorded, registered and filed to the extent necessary to perfect the security interests created by this Indenture and the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Collateral Agreements and such other instruments, such recording, registering and filing are the only recordings, registerings and filings necessary to perfect such security interest and that no re-recordings, re-registerings, or re-filings are necessary to maintain such perfection, and further stating that all financing statements and continuation statements have been filed are necessary fully to preserve and protect the rights of and perfect such security interests of the Trustee for the benefit of itself and the Holders, under the Collateral Agreements or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect any security interest created under this Indenture, the Notes or any of the Collateral Agreements as intended by this Indenture, the Notes or any such Collateral Agreement.

(B)           The Issuer shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within three months of the last day of each fiscal year, commencing on the last day of the fiscal year ending subsequent to the Issuance Date, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Agreements.

SECTION 12.03.  Release of Collateral.  (A)  The Collateral Agent shall not at any time release Collateral from the security interests created by the Collateral Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Agreements.

(B)           The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements.  To the extent applicable, the Issuer shall cause TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Agreements to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where

TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert approved by the Trustee in the exercise of reasonable care.  A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer or in any Affiliate of the Issuer and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Issuer.  The Trustee shall be entitled to receive and conclusively rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(C)           Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, and inventory or the proceeds of the foregoing, or cash shall be subject to release upon sales of such inventory, collection of the proceeds of such accounts receivable, and withdrawals of cash from the Issuer’s deposit accounts in the ordinary course of business.  If requested in writing by the Issuer, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Issuer may reasonably request to evidence or confirm that the Collateral falling under this Section 12.03 has been released from the Liens of each of the Collateral Agreements.

SECTION 12.04.  Specified Releases of Collateral.  Subject to Section 12.03, Collateral may be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements, or as provided hereby.  Upon the request of the Issuer pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Issuer and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the obligations under the Notes and the Guarantees under any one or more of the following circumstances:

(1)           to enable the Issuer (or a Guarantor) to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under Section 4.11;

(2)           with the consent of the Holders of not less than a majority of the aggregate principal amount of Notes outstanding pursuant to Section 9.02;

(3)           if any Subsidiary that is a Guarantor is released from its Guarantee in accordance with the terms of this Indenture, such Subsidiary’s assets will also be released;

(4)           if the Issuer exercise its legal defeasance option or covenant defeasance option as described above under Section 8.01;

(5)           upon satisfaction and discharge of this Indenture in accordance with Section 8.02 or payment in full in cash of the principal of and premium, if any, and accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, on the Notes and all other Obligations under this Indenture and the other Indenture Documents that are then due and payable; or

(6)           if such release is required under the Senior Intercreditor Agreement.

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases provided to it to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

SECTION 12.05.  Release upon Satisfaction or Defeasance of All Outstanding Obligations.  The Liens on, and pledges of, all Collateral will also be terminated and released upon (i) payment in full of the principal of, premium, if any, on, and accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations hereunder, the Guarantees and the Collateral Agreements that are due and payable at or prior to the time such principal, premium, if any, and accrued and unpaid interest and Additional Interest, if any, are paid, (ii) a satisfaction and discharge of this Indenture as described above under Section 8.02 and (iii) the occurrence of a Legal Defeasance or Covenant Defeasance as described above under Section 8.01.

SECTION 12.06.  Form and Sufficiency of Release.  In the event that the Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by such Issuer or such Guarantor, and such Issuer or such Guarantor requests in writing the Collateral Agent to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Agreements, the Collateral Agent shall execute, acknowledge and deliver to the Issuer or such Guarantor (in proper form prepared by the Issuer or such Guarantor) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release.  Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Agreements.

SECTION 12.07.  Purchaser Protected.  No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuer be under any obligation to ascertain or inquire into the authority of the Issuer to make such sale or other disposition.

SECTION 12.08.  Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Agreements.  The Bank of New York is hereby appointed Collateral Agent.  Subject to the provisions of the applicable Collateral Agreements and the applicable Intercreditor Agreement, each Holder, by acceptance of its Note(s) agrees that (a) the Collateral Agent shall execute and deliver the Collateral Agreements and act in accordance with the terms thereof, (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Guarantors hereunder and under the Notes, the Guarantees and the Collateral Agreements and (c) to the extent permitted by this Indenture, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Collateral Agent, the Holders or the Trustee).  Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Issuer, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreements.

SECTION 12.09.  Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.  The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements and to the extent not prohibited under the Senior Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

SECTION 12.10.  Intercreditor Agreements.  This Article Twelve and the Collateral Agreements are subject to the terms, limitations and conditions set forth in each of the Intercreditor Agreements.

SECTION 12.11.  Force Majeure.  In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee or Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

PIPE ACQUISITION FINANCE PLC

By:	DANIEL J. O'LEARY
Name: DANIEL J. O'LEARY
Title: DIRECTOR

PIPE ACQUISITION LIMITED

By:	DANIEL J. O'LEARY
Name: DANIEL J. O'LEARY
Title: DIRECTOR

MURRAY INTERNATIONAL METALS LIMITED

By:	KENNETH A. COCKBURN
Name: KENNETH A. COCKBURN
Title: DIRECTOR

THE BANK OF NEW YORK, as Trustee and Collateral Agent

By:	CHARLOTTE FRICKER
Name: CHARLOTTE FRICKER
Title: ASSISTANT VICE PRESIDENT

EXHIBIT A

[FORM OF INITIAL NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE OR ANY INTEREST OR PARTICIPATION HEREIN, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS (OR SUCH OTHER PERIOD AS MAY HEREAFTER BE PROVIDED UNDER RULE 144(K) UNDER THE SECURITIES ACT PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER (AS HEREINAFTER DEFINED) OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S, OR TRANSFER AGENT’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR TRANSFER AGENT.

PIPE ACQUISITION FINANCE PLC

SENIOR SECURED FLOATING RATE NOTES DUE 2010

CUSIP No.
No.	$

Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the “Issuer”, which term includes any successors under the Indenture hereinafter referred to), for value received promises to pay to Cede & Co., or registered assigns, the principal sum of                     DOLLARS ($[      ]) on December 15, 2010.

Interest Rate:  LIBOR plus 6.250%

Interest Payment Dates:  June 15 and December 15, commencing June 15, 2006.

Record Dates:  June 1 and December 1.

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

PIPE ACQUISITION FINANCE PLC

By:
Name:
Title:

Dated:  December 16, 2005

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the Senior Secured Floating Rate Notes due 2010 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

Dated: December 16, 2005	By:
Authorized Signatory

(REVERSE OF NOTE)

Senior Secured Floating Rate Note due 2010

(a)           Interest.  Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the ”Issuer”, which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note at the rate per annum shown above.  Interest on the Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.  Interest on this Note will accrue, with respect to the period from and including the Issue Date to but excluding the first interest payment date after the Issue Date and each successive six-month period from and including each interest payment date to but excluding the following interest payment date (each, an “Interest Accrual Period”), at a rate equal to LIBOR (as defined below) plus a margin of 625 basis points per annum.  Additional Interest may accrue on this Note in certain circumstances pursuant to the Registration Rights Agreement and Section 4.18 of the Indenture.

The Company will appoint the Trustee or another financial institution (the “Calculation Agent”) to calculate the interest rate for the Notes.  “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(2)           LIBOR for any Interest Accrual Period will be equal to the rate, as determined by the Calculation Agent, for six-month U.S. dollar deposits which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the applicable LIBOR Determination Date (as defined below) as reported by Bloomberg Financial Markets Commodities News.  “LIBOR Determination Date” means, with respect to any Interest Accrual Period, the second London Banking Day prior to the first day of such Interest Accrual Period.  “London Banking Day” means any day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

(3)           If, on any LIBOR Determination Date, such rate does not appear on the Telerate Page 3750, the Calculation Agent will determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to prime banks in the London interbank market for U.S. dollar deposits for the relevant term by reference to requests for quotations as of approximately 11:00 a.m., London time, on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks.  If, on the LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR will equal such arithmetic mean.  If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such quotations, LIBOR will be deemed to be the arithmetic mean of the offered quotations that the leading banks in New York City selected by the Calculation Agent, after consultation with the Company, are quoting on the relevant LIBOR Determination Date for U.S. dollar deposits for the relevant term, to the principal London offices of leading banks in the London interbank market.

(4)           If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR with respect to such Interest Accrual Period will be LIBOR as calculated on the immediately preceding LIBOR Determination Date.

For the purpose of clause (ii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one thirty-second of a percentage point and, for purposes of clause

(iii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point.

As used herein:

“Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

“Telerate Page 3750” means the display page currently so designated on the Moneyline Telerate Service or such other page as may replace such page on such service for the purpose of displaying comparable rates.

 [FOR REGULATION S TEMPORARY GLOBAL NOTES INSERT: Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]

(a)           Additional Amounts.          All payments made by the Issuer or any Guarantor as well as all payments made by a trustee (each, a “Payor”) pursuant to Article Eight of the Indenture under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency or authority therein or thereof having the power to tax in any jurisdiction in which the Issuer or any Guarantor (including their permitted successors and assigns) is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made (each, a “Relevant Jurisdiction”) unless such Payor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If a Payor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to the Notes or any Guarantee such Payor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary such that the net amount received in respect of such payment by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been required to be so withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder to the extent

(b)           any such Taxes would not have been imposed but for the existence of any present or former connection between such Holder and the Relevant Jurisdiction imposing such Taxes otherwise than merely by the acquisition, ownership or disposition of any Note or receiving any payment in respect thereof or the exercise or enforcement of any rights under any Notes or the Guarantees or

(c)           such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive (such amounts described in clauses (a) and (b) above, “Excluded Taxes”).

Each Payor will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Payor will furnish to the Holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Payor.  Each of the Issuer and each Guarantor will indemnify and hold harmless each Holder for the amount of (i) any Taxes (other than Excluded Taxes) not withheld or deducted by a Payor and levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes or any Guarantee, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clauses (i) or (ii) above.

(a)           Additional Interest.             In the event MIM Pte. fails to satisfy the provisions of Section 4.18 of the Indenture, Additional Interest shall accrue the Notes at the per annum rate then applicable in respect of Additional Interest plus an additional margin of .25% per annum for the 90 day period commencing on the Issue Date, such additional margin increasing by an 0.25% per annum at the beginning of each subsequent 90-day period; provided, however, that the amount of such additional margin shall cease to accrue on the date MIM Pte. satisfies Section 4.18 of the Indenture.  Any amounts of Additional Interest that have accrued pursuant to this Section 3 will be payable in cash on the same original interest payment dates as the Notes.

(b)           Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  However, the Issuer may pay principal and interest by check payable in such U.S. Legal Tender.  The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

(c)           Paying Agent and Registrar.  The Issuer will maintain a transfer agent and Paying Agent in (a) the Borough of Manhattan, The City of New York and (b)  in Luxembourg, for so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and its rules so require the Issuer to maintain such a Paying Agent.  The Issuer initially appoints the Trustee as Registrar and transfer agent.  In addition, the Issuer may, at its option, maintain both a Paying Agent and a transfer agent in another Member State of the European Union.  Upon 30 days’ written notice to the Holders and the Trustee, the Issuer may change the Paying Agents, Registrars or transfer agents.  Neither the Company nor any Affiliate of the Company may act as Paying Agent.

(d)           Indenture.  The Notes were issued under an Indenture, dated as of December 16, 2006 (the “Indenture”), by and among the Issuer, the Guarantors named therein and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to in the Indenture and the TIA for a statement of such terms.  The Notes are senior secured obligations of the Issuer.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.  Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

(e)           Redemption.

(d)           Optional Redemption on or after December 15, 2006.  Except as described in Sections 7(a), 7(b) and 7(c), the Notes are not redeemable before December 15, 2006.  At any time on or after December 15, 2006, the Issuer may redeem the Notes, at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15, of each of the years set forth below, plus, in each case, accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, thereon to the Redemption Date:

Year	Percentage
2006	103%
2007	102%
2008	101
2009 and each year thereafter	100%

(e)           Optional Redemption Upon Equity Offerings.  At any time, or from time to time, on or prior to December 15, 2006, the Issuer may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Notes applicable on the date notice of redemption is given, together with accrued and unpaid interest thereon and Additional Interest, if any, and Additional Amounts, if any, to the to the Redemption Date.  In order to effect the foregoing redemption with the proceeds of any Equity Offering,

(1)           at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture shall remain outstanding immediately after such Redemption Date; and

(2)           the Issuer makes such redemption not more than 120 days after the consummation of any such Equity Offering.

(f)            Redemption for Changes in Withholding Taxes.  The Issuer may redeem the Notes, at its option, in whole and not in part, at any time at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued interest (including, but not limited to, Additional Interest, if any) to but excluding the redemption date if the Issuer or any Guarantor has become, or would become, after taking reasonable measures, if any, available to it to avoid it from being, obligated to pay on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of any change or amendment to the laws (or regulations promulgated thereunder) of the United Kingdom (or any subdivision thereof or by any authority or agency therein or thereof having power to tax), or any change in or amendment to any official position or administration or assessing practices regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the Issue Date.

(g)           Notice of Redemption.  Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at its registered address, provided, however that no notice of the optional redemption described in Section 7(c) shall be given earlier than 90 days prior to the earliest date on which the Issuer or such Guarantor would be obliged to pay Additional Amounts were a payment in respect of such Notes then due and payable.  If fewer than all of the Notes are to be redeemed, at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the Euro MTF market of the Luxembourg Stock Market for so long as the Notes are listed thereon, or, if the Notes are not then listed on the Euro MTF market of the Luxembourg Stock Market, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate, provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that any such partial redemption made with the proceeds of an Equity Offering will be made only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.  Notes in denominations of $1,000 or more may be redeemed in part.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, as of the Redemption Date upon surrender to the Paying Agent of the Notes redeemed.

(h)           Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(a)           Offers to Purchase.  Sections 4.10 and 4.11 of the Indenture provide that upon the occurrence of a Change of Control and after certain Asset Sales and subject to further limitations contained therein, the Issuer will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

(b)           Registration Rights.  Pursuant to the Registration Rights Agreement among the Issuer, the Guarantors party thereto and the Initial Purchaser of the Initial Notes, the Issuer will be obligated to consummate an exchange offer.  Upon such exchange offer, the Holders of the Initial Notes shall have the right, subject to compliance with securities laws, to exchange such Initial Notes for Senior Secured Floating Rate Notes due 2010, which have been registered under the Securities Act, in like principal amount and having terms identical in all material respects to the Initial Notes.  The Holders of the Initial Notes shall be entitled to receive certain additional interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.

(c)           Denominations; Transfer; Exchange.  The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.  A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three of the Indenture, except the unredeemed portion of any Note being redeemed in part.

(d)           Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it and the Notes of which it is composed for all purposes.

(e)           Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Issuer.  After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

(f)            Discharge Prior to Redemption or Maturity.  If the Issuer at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or stated maturity and complies with the other provisions of the Indenture relating thereto, the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due from the deposits referred to above.

(g)           Amendment; Supplement; Waiver.  Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes or the Guarantees to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, comply with the TIA, or comply with Article Five of the Indenture or make any other change that does not adversely affect the rights of any Holder of a Note.

(h)           Restrictive Covenants.  The Indenture imposes certain limitations on the ability of the Company, the Issuer, the Guarantors and the Restricted Subsidiaries to, among other things, incur additional Indebtedness or grant Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation.  Such limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations.

(i)            Successors.  When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Guarantees and the Indenture, the predecessor will be released from those obligations.

(j)            Defaults and Remedies.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest and except in the case of a failure to comply with Article Five of the Indenture) if it determines that withholding notice is in their interest.

(k)           Trustee Dealings with Issuer.  Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Subsidiaries or their respective Affiliates as if it were not the Trustee.

(l)            No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Issuer or a Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(m)          Notation of Guarantee.  Subject to the terms and conditions of Article Ten of the Indenture, payment of principal, interest and Additional Interest, if any (including interest on overdue principal and overdue interest, if lawful) and Additional Amounts, if any, is unconditionally guaranteed, jointly and severally, by each of the Guarantors to the extent not otherwise prohibited by law.

(n)           Intercreditor Agreement.  Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreements and all such replacement Intercreditor Agreements and each of the Guarantors, if any, and the Holders hereby authorize the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement.

(o)           Authentication.  This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

(p)           Governing Law.  THIS NOTE, THE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTIES HERETO IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS AND AGREES TO SUBMIT TO THE JURISDICTION OF THE U.S. FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND FOR ANY ACTIONS BROUGHT UNDER U.S. FEDERAL AND STATE SECURITIES LAWS.

(q)           Waiver of Jury Trial.  Each of the parties hereto and the Holders (by their acceptance of the Note) hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any action or proceeding arising out of or in connection with the Indenture, this Note, the Guarantees, the Collateral Agreements or the transactions contemplated by the Indenture.

(r)            Judgment Currency.   If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Indenture, the Notes or the Guarantees in any currency (the “Original Currency”) into another currency (the “Other Currency”), the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Trustee could purchase the Original Currency with the Other Currency on the business day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(s)           Security.  The Issuer’s and Guarantors’ obligations under the Notes are secured by Liens on the Collateral pursuant to the terms of the Collateral Agreements.  The actions of the Trustee and the Holders of the Notes secured by such Liens and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Agreements.

(t)            Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(u)           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

The Issuer will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture.  Requests may be made to: Pipe Acquisition Finance Plc, Murray Works, Newbridge, Industrial Estate, Newbridge, Midlothian EH28 899, Scotland.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)

and irrevocably appoint
agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) December 16, 2007, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:

[Check One]

(a)                                  to the Issuer or a subsidiary thereof; or

(b)                                 pursuant to and in compliance with Rule 144A under the Securities Act; or

(c)                                  to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(d)                                 outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(e)                                  pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(f)                                    pursuant to an effective registration statement under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box

(3) or (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.15 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.11 of the Indenture, check the appropriate box:

Section 4.10  [         ]

Section 4.11  [         ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or 4.11 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased):

$

Dated:	Signature:
NOTICE:

The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Social Security or
Tax ID No :

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of an interest in this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of an interest in another Global Note or a Physical Note for an interest in this Global Note, have been made:

	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Note Custodian
Date of Exchange

GUARANTEE

Each Guarantor listed below (which term “Guarantor” includes any successors or assigns under the Indenture, dated the date hereof, among Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales, or any successor company thereto (the “Issuer”) and The Bank of New York, as trustee (the “Indenture”), as supplemented by any supplemental indentures thereto), has executed a supplemental indenture in substantially the form attached as Exhibit F to the Indenture and each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees, to the extent not otherwise prohibited by law (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest and Additional Interest, if any, and Additional Amounts, if any on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(8) of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest and Additional Interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03 of the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No direct or indirect stockholder, incorporator, controlling Person, employee, officer or director, as such, past, present or future of the Issuer, the Guarantors or any successor entity shall have any personal liability in respect of the Issuer’s obligations or the obligations of the Guarantors under this Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the collateral Agreements or the Intercreditor Agreements solely by reason of his, her or its status as such stockholder, incorporator, controlling Person, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any Guarantee of the Notes.  This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectibility.   This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The obligations of each Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable United States law.

THE TERMS OF ARTICLE TEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[signature page follows]

IN WITNESS WHEREOF, each Guarantor has caused this instrument to be duly executed.

Dated: December 16, 2005
PIPE ACQUISITION LIMITED

By:
Name:
Title:

MURRAY INTERNATIONAL METALS LIMITED

By:
Name:
Title:

EXHIBIT B

[FORM OF EXCHANGE NOTE]

PIPE ACQUISITION FINANCE PLC

SENIOR SECURED FLOATING RATE NOTES DUE 2010

CUSIP No.
No.	$

Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the “Company”, which term includes any successors under the Indenture hereinafter referred to), for value received promises to pay to Cede & Co., or registered assigns, the principal sum of                    DOLLARS ($[      ]) on December 15, 2010.

Interest Rate:  LIBOR plus 6.250%

Interest Payment Dates:  June 15 and December 15, commencing June 15, 2006.

Record Dates:  June 1 and December 1.

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

PIPE ACQUISITION FINANCE PLC

By:
Name:
Title:

Dated:  December 16, 2005

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the Senior Secured Floating Rate Notes due 2010 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

Dated: December 16, 2005	By:
Authorized Signatory

(REVERSE OF NOTE)

Senior Secured Floating Rate Note due 2010

(v)           Interest.  Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the ”Issuer”, which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note at the rate per annum shown above.  Interest on the Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.  Interest on this Note will accrue, with respect to the period from and including the Issue Date to but excluding the first interest payment date after the Issue Date and each successive six-month period from and including each interest payment date to but excluding the following interest payment date (each, an “Interest Accrual Period”), at a rate equal to LIBOR (as defined below) plus a margin of 625 basis points per annum.   Additional Interest may accrue on the Notes in certain circumstances pursuant to Section 4.18 of the Indenture.

The Company will appoint the Trustee or another financial institution (the “Calculation Agent”) to calculate the interest rate for the Notes.  “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(2)           LIBOR for any Interest Accrual Period will be equal to the rate, as determined by the Calculation Agent, for six-month U.S. dollar deposits which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the applicable LIBOR Determination Date (as defined below) as reported by Bloomberg Financial Markets Commodities News.  “LIBOR Determination Date” means, with respect to any Interest Accrual Period, the second London Banking Day prior to the first day of such Interest Accrual Period.  “London Banking Day” means any day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

(3)           If, on any LIBOR Determination Date, such rate does not appear on the Telerate Page 3750, the Calculation Agent will determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to prime banks in the London interbank market for U.S. dollar deposits for the relevant term by reference to requests for quotations as of approximately 11:00 a.m., London time, on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks.  If, on the LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR will equal such arithmetic mean.  If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such quotations, LIBOR will be deemed to be the arithmetic mean of the offered quotations that the leading banks in New York City selected by the Calculation Agent, after consultation with the Company, are quoting on the relevant LIBOR Determination Date for U.S. dollar deposits for the relevant term, to the principal London offices of leading banks in the London interbank market.

(4)           If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR with respect to such Interest Accrual Period will be LIBOR as calculated on the immediately preceding LIBOR Determination Date.

For the purpose of clause (ii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one thirty-second of a percentage point and, for purposes of clause

(iii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point.

As used herein:

“Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

“Telerate Page 3750” means the display page currently so designated on the Moneyline Telerate Service or such other page as may replace such page on such service for the purpose of displaying comparable rates.

 [FOR REGULATION S TEMPORARY GLOBAL NOTES INSERT: Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]

(a)           Additional Amounts.          All payments made by the Issuer or any Guarantor as well as all payments made by a trustee (each, a “Payor”) pursuant to Article Eight of the Indenture under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency or authority therein or thereof having the power to tax in any jurisdiction in which the Issuer or any Guarantor (including their permitted successors and assigns) is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made (each, a “Relevant Jurisdiction”) unless such Payor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If a Payor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to the Notes or any Guarantee such Payor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary such that the net amount received in respect of such payment by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been required to be so withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder to the extent

(i)            any such Taxes would not have been imposed but for the existence of any present or former connection between such Holder and the Relevant Jurisdiction imposing such Taxes otherwise than merely by the acquisition, ownership or disposition of any Note or receiving any payment in respect thereof or the exercise or enforcement of any rights under any Notes or the Guarantees or

(j)            such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive (such amounts described in clauses (a) and (b) above, “Excluded Taxes”).

Each Payor will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Payor will furnish to the Holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Payor.  Each of the Issuer and each Guarantor will indemnify and hold harmless each Holder for the amount of (i) any Taxes (other than Excluded Taxes) not withheld or deducted by a Payor and levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes or any Guarantee, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clauses (i) or (ii) above.

(a)           Additional Interest.             In the event MIM Pte. fails to satisfy the provisions of Section 4.18 of the Indenture, Additional Interest shall accrue the Notes at the per annum rate then applicable in respect of Additional Interest plus an additional margin of .25% per annum for the 90 day period commencing on the Issue Date, such additional margin increasing by an 0.25% per annum at the beginning of each subsequent 90-day period; provided, however, that the amount of such additional margin shall cease to accrue on the date MIM Pte. satisfies Section 4.18 of the Indenture.  Any amounts of Additional Interest that have accrued pursuant to this Section 3 will be payable in cash on the same original interest payment dates as the Notes.

(b)           Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  However, the Issuer may pay principal and interest by check payable in such U.S. Legal Tender.  The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

(c)           Paying Agent and Registrar.  The Issuer will maintain a transfer agent and Paying Agent in (a) the Borough of Manhattan, The City of New York and (b)  in Luxembourg, for so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and its rules so require the Issuer to maintain such a Paying Agent.  The Issuer initially appoints the Trustee as Registrar and transfer agent.  In addition, the Issuer may, at its option, maintain both a Paying Agent and a transfer agent in another Member State of the European Union.  Upon 30 days’ written notice to the Holders and the Trustee, the Issuer may change the Paying Agents, Registrars or transfer agents.  Neither the Company nor any Affiliate of the Company may act as Paying Agent.

(d)           Indenture.  The Notes were issued under an Indenture, dated as of December 16, 2006 (the “Indenture”), by and among the Issuer, the Guarantors named therein and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to in the Indenture and the TIA for a statement of such terms.  The Notes are senior secured obligations of the Issuer.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.  Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

(e)           Redemption.

(k)           Optional Redemption on or after December 15, 2006.  Except as described in Sections 7(a), 7(b) and 7(c), the Notes are not redeemable before December 15, 2006.  At any time on or after December 15, 2006, the Issuer may redeem the Notes, at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15, of each of the years set forth below, plus, in each case, accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, thereon to the Redemption Date:

Year	Percentage
2006	103%
2007	102%
2008	101
2009 and each year thereafter	100%

(l)            Optional Redemption Upon Equity Offerings.  At any time, or from time to time, on or prior to December 15, 2006, the Issuer may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Notes applicable on the date notice of redemption is given, together with accrued and unpaid interest thereon and Additional Interest, if any, and Additional Amounts, if any, to the to the Redemption Date.  In order to effect the foregoing redemption with the proceeds of any Equity Offering,

(1)           at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture shall remain outstanding immediately after such Redemption Date; and

(2)           the Issuer makes such redemption not more than 120 days after the consummation of any such Equity Offering.

(m)          Redemption for Changes in Withholding Taxes.  The Issuer may redeem the Notes, at its option, in whole and not in part, at any time at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued interest (including, but not limited to, Additional Interest, if any) to but excluding the redemption date if the Issuer or any Guarantor has become, or would become, after taking reasonable measures, if any, available to it to avoid it from being, obligated to pay on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of any change or amendment to the laws (or regulations promulgated thereunder) of the United Kingdom (or any subdivision thereof or by any authority or agency therein or thereof having power to tax), or any change in or amendment to any official position or administration or assessing practices regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the Issue Date.

(n)           Notice of Redemption.  Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at its registered address, provided, however that no notice of the optional redemption described in Section 7(c) shall be given earlier than 90 days prior to the earliest date on which the Issuer or such Guarantor would be obliged to pay Additional Amounts were a payment in respect of such Notes then due and payable.  If fewer than all of the Notes are to be redeemed, at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the Euro MTF Market of the Luxembourg Stock Market for so long as the Notes are listed thereon, or, if the Notes are not then listed on the Euro MTF Market of the Luxembourg Stock Exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate, provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that any such partial redemption made with the proceeds of an Equity Offering will be made only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.  Notes in denominations of $1,000 or more may be redeemed in part.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, and Additional Amounts, if any, as of the Redemption Date upon surrender to the Paying Agent of the Notes redeemed.

(o)           Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(a)           Offers to Purchase.  Sections 4.10 and 4.11 of the Indenture provide that upon the occurrence of a Change of Control and after certain Asset Sales and subject to further limitations contained therein, the Issuer will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

(b)           Denominations; Transfer; Exchange.  The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.  A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three of the Indenture, except the unredeemed portion of any Note being redeemed in part.

(c)           Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it and the Notes of which it is composed for all purposes.

(d)           Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Issuer.  After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

(e)           Discharge Prior to Redemption or Maturity.  If the Issuer at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or stated maturity and complies with the other provisions of the Indenture relating thereto, the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due from the deposits referred to above.

(f)            Amendment; Supplement; Waiver.  Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes or the Guarantees to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, comply with the TIA, or comply with Article Five of the Indenture or make any other change that does not adversely affect the rights of any Holder of a Note.

(g)           Restrictive Covenants.  The Indenture imposes certain limitations on the ability of the Company, the Issuer, the Guarantors and the Restricted Subsidiaries to, among other things, incur additional Indebtedness or grant Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation.  Such limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations.

(h)           Successors.  When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Guarantees and the Indenture, the predecessor will be released from those obligations.

(i)            Defaults and Remedies.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest and except in the case of a failure to comply with Article Five of the Indenture) if it determines that withholding notice is in their interest.

(j)            Trustee Dealings with Issuer.  Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Subsidiaries or their respective Affiliates as if it were not the Trustee.

(k)           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Issuer or a Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(l)            Notation of Guarantee.  Subject to the terms and conditions of Article Ten of the Indenture, payment of principal, interest and Additional Interest, if any (including interest on overdue principal and overdue interest, if lawful) and Additional Amounts, if any, is unconditionally guaranteed, jointly and severally, by each of the Guarantors to the extent not otherwise prohibited by law.

(m)          Intercreditor Agreement.  Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreements and all such replacement Intercreditor Agreements and each of the Guarantors, if any, and the Holders hereby authorize the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement.

(n)           Authentication.  This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

(o)           Governing Law.  THIS NOTE, THE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTIES HERETO IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS AND AGREES TO SUBMIT TO THE JURISDICTION OF THE U.S. FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND FOR ANY ACTIONS BROUGHT UNDER U.S. FEDERAL AND STATE SECURITIES LAWS.

(p)           Waiver of Jury Trial.  Each of the parties hereto and the Holders (by their acceptance of the Note) hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any action or proceeding arising out of or in connection with the Indenture, this Note, the Guarantees, the Collateral Agreements or the transactions contemplated by the Indenture.

(q)           Judgment Currency.   If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Indenture, the Notes or the Guarantees in any currency (the “Original Currency”) into another currency (the “Other Currency”), the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Trustee could purchase the Original Currency with the Other Currency on the business day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(r)            Security.  The Issuer’s and Guarantors’ obligations under the Notes are secured by Liens on the Collateral pursuant to the terms of the Collateral Agreements.  The actions of the Trustee and the Holders of the Notes secured by such Liens and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Agreements.

(s)           Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(t)            CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

The Issuer will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture.  Requests may be made to: Pipe Acquisition Finance Plc, Murray Works, Newbridge, Industrial Estate, Newbridge, Midlothian EH28 899, Scotland.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)

and irrevocably appoint
agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) December 16, 2007, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:

[Check One]

(a)                                  to the Issuer or a subsidiary thereof; or

(b)                                 pursuant to and in compliance with Rule 144A under the Securities Act; or

(c)                                  to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(d)                                 outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(e)                                  pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(f)                                    pursuant to an effective registration statement under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.15 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.11 of the Indenture, check the appropriate box:

Section 4.10  [         ]

Section 4.11  [         ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or 4.11 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased):

$

Dated:	Signature:
NOTICE:

The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Social Security or
Tax ID No :

Signature Guarantee:

EXHIBIT C

[FORM OF LEGEND FOR GLOBAL NOTES]

Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

[If a Regulation S Temporary Global Note, insert: THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).  NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

C-1

EXHIBIT D

Form of Certificate To Be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors

                    ,

The Bank of New York
One Canada Square
London
E14 5AL
Attn:  Corporate Trust Administration

Re:                               Senior Secured Floating Rate Notes due 2010 (the “Notes”) of Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the “Issuer,” which term includes any successor entity)

Ladies and Gentlemen:

In connection with our proposed purchase of $                    aggregate principal amount of the Notes, we confirm that:

1.             We have received a copy of the Offering Circular (the “Offering Circular”), dated December 16, 2005, relating to the Notes and such other information as we deem necessary in order to make our investment decision.  We acknowledge that we have read and agreed to the matters stated in the section entitled “Notice to Investors” of the Offering Circular.

2.             We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of December 16, 2005 relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

3.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any Notes prior to the date which is within two years after the original issuance of the Notes or the last date on which the Note is owned by the Issuer or any affiliate of the Issuer, we will do so only (i) to the Issuer or any of its subsidiaries, (ii) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) provided that, prior to such transfer, the transferee furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes, substantially in the form of this letter, (iv) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

4.             Either (1) we are not, and will not transfer the notes to, an entity holding “plan assets”, within the meaning of 29 C.F.R. 2510.3-101, of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) or any “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (2) our purchase and holding of the notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or any substantially similar applicable law).

5.             We understand that, on any proposed resale of any Notes, we will be required to furnish to you and the Issuer such certification, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

6.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

7.             We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

8.             We are not acquiring Notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our and their control.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby, and we agree to notify you promptly if any of our representations or warranties herein cease to be accurate and complete.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Very truly yours,

[Name of Transferee]

By:
Authorized Signature

EXHIBIT E

Form of Certificate To Be
Delivered in Connection with
Transfers Pursuant to Regulation S

The Bank of New York
One Canada Square
London
E14 5AL
Attn:  Corporate Trust Administration

Re:          Senior Secured Floating Rate Notes due 2010 (the “Notes”) of Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the “Issuer,” which term includes any successor entity)

Ladies and Gentlemen:

In connection with our proposed sale of $                          aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

1.             the offer of the Notes was not made to a person in the United States;

2.             either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

3.             no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

4.             the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

5.             we have advised the transferee of the transfer restrictions applicable to the Notes.

E-1

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferee]

By:
Authorized Signature

E-2

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of  [               ] [   ], 20[   ], among the parties identified in the signature page of this Supplemental Indenture as a Guaranteeing Subsidiary (each a “Guaranteeing Subsidiary”) of the Company, and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Pipe Acquisition Finance Plc, a company incorporated under the laws of England and Wales (the “Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 16, 2005, providing for the issuance of Senior Secured Floating Rate Notes due 2010 (the “Notes”);

WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture and a Guarantee pursuant to which any newly-acquired or created Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth therein and herein and in such Guarantee; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and delivery this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Joinder to Indenture.  Each of the Guaranteeing Subsidiaries hereby agree to become bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as a Guarantor therein and as if such Guaranteeing Subsidiary executed the Indenture on the date thereof.

3.             Agreement to Guarantee.  Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to the extent not otherwise prohibited by law, to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest and Additional Interest, if any, and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(8)

of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest and Additional Interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03 of the Indenture.

The obligations of each Guaranteeing Subsidiary to the Holders and to the Trustee pursuant to this Supplemental Indenture and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to such Indenture for the precise terms of the Guarantee.

No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Issuer or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation.

The Guarantee executed and delivered hereby is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Guarantee of payment and performance and not of collectibility.

The obligations of each Guaranteeing Subsidiary under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable United States law.

THE TERMS OF ARTICLE TEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

4.             GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE PARTIES HERETO IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS AND AGREES TO SUBMIT TO THE JURISDICTION OF THE U.S. FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND FOR ACTIONS BROUGHT UNDER U.S. FEDERAL AND STATE SECURITIES LAWS.

5.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date written below.

Dated: [ ]	GUARANTEEING SUBSIDIARIES:

[ ]

By:
Name:
Title:

THE TRUSTEE:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Exhibit G

to the Indenture

INTERCREDITOR AND SUBORDINATION AGREEMENT

dated as of               , 200

by and among

THE BANK OF NEW YORK,
as Collateral Agent, Trustee
and Priority Security Collateral Agent,

[WORKING CAPITAL FACILITY AGENT],
as Administrative Agent, Security Trustee
and Priority Security Collateral Agent,

[JUNIOR SECURITY COLLATERAL AGENT],
as Junior Security Collateral Agent,

and

THE COMPANIES NAMED HEREIN

as Obligors

INTERCREDITOR AND SUBORDINATION AGREEMENT

This Intercreditor and Subordination Agreement, dated as of                  , 200    (as the same may be amended, modified or supplemented from time to time, this “Agreement”), is made as a deed by and among: (i) THE BANK OF NEW YORK, as trustee under the Indenture (as defined below) for the benefit of the holders from time to time of the Note Obligations (in such capacity, including any successor thereto in such capacity, the “Trustee”) and as collateral agent under the Indenture for the benefit of the holders from time to time of the Note Obligations (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”), (ii) [WORKING CAPITAL FACILITY AGENT], as administrative agent (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as security trustee (in such capacity, including any successor thereto in such capacity, the “Security Trustee”) under the Working Capital Facility (as defined below) for the benefit of the lenders party thereto from time to time (collectively, the “Lenders”), (iii) [JUNIOR SECURITY COLLATERAL AGENT], as agent (in such capacity, including any successor thereto in such capacity, the “Junior Security Collateral Agent”) for the benefit of the holders from time to time of the Junior Security Obligations and (iv) PIPE ACQUISITION LIMITED (the “Company”) and the other companies named in Schedule 1 (collectively, the “Obligors” and each an “Obligor”).

RECITALS

WHEREAS, pursuant to a [INSERT WORKING CAPITAL FACILITY DOCUMENT], dated as of [                     ], 200   , as such agreement may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time, entered into by the Obligors party thereto, the Lenders, the Administrative Agent and the Security Trustee and such Obligors have entered into the Working Capital Facility Security Documents pursuant to which such Obligors have conferred on the Security Trustee a Security in the Collateral;

WHEREAS, pursuant to an Indenture, dated as of December 16, 2005 (as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time, the “Indenture”), by and among the Obligor that is the party thereto as the “Issuer” thereunder (the “Issuer”), the other Obligors party thereto as the “Guarantors” thereunder, the Trustee and the Collateral Agent, one or more of the Obligors have entered into the Note Security Documents pursuant to which they have conferred on the Collateral Agent a Security in the Collateral, which Security is subordinate to the Working Capital Facility Security thereon to the extent provided in the Senior Intercreditor Agreement;

WHEREAS, pursuant to [INSERT CREDIT DOCUMENT], dated as of [                              , 200   ] (as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time, the “Subordinated Agreement”), by and among the Obligors party thereto, and the Junior Security Collateral Agent, such Obligors have entered into the Junior Security Collateral Documents pursuant to which they have conferred on the Junior Security Collateral Agent a Security in the Collateral, which Security is subordinate to the Priority Security thereon pursuant to the terms hereof;

WHEREAS, the parties hereto desire to enter into this Agreement to confirm their relative rights with respect to the Collateral as provided in this Agreement;

NOW THEREFORE, in consideration of the premises, covenants and agreements as herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

For purposes of this Agreement, the terms listed in this Article 1 shall have the respective meanings set forth in this Article 1.  All other capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Indenture or the Working Capital Facility, as the case may be.

“Additional Notes” means any Notes issued under the Indenture after the date of the Indenture, as part of the same series as the Initial Notes.

“Administrator” means a person appointed under Schedule B1 of the Insolvency Act 1986 to manage an Obligor’s affairs, business and/or property.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, including, in each case, Preferred Stock.

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“Collateral” means all properties and assets at any time owned or acquired by any of the Obligors upon which a Security securing the Obligations is conferred or purported to be conferred by any Priority Security Collateral Documents.

“Commodity Agreement” means any hedging agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in commodity prices.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, if it continues uncured, an Event of Default.

“Discharge of the Priority Security Obligations” means termination of all commitments to extend credit that would constitute Priority Security Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Security Debt (except undrawn letters of credit), discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of the Security conferred by the terms of the applicable Priority Security Document) of all letters of credit outstanding under any Priority Security Debt, and payment in full in cash of all other Priority Security Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Security Debt is Discharged.  “Discharged” shall have the correlative meaning.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control (as defined in the Indenture and/or the Working Capital Facility)), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control (as defined in the Indenture and/or the Working Capital Facility)) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

A “distribution” or “payment” may consist of a distribution, payment or other transfer of assets by or on behalf of any Obligor (including, without limitation, a redemption, repurchase or other acquisition of Junior Security Debt) from any source, of any kind or character, whether in cash, securities or other property, by set-off or otherwise.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means an event of default under any of the Secured Debt Documents.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company; provided, however, that with respect to any

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price less than UK£1.5 million only the good faith determination by the Company’s senior management shall be required.

“GAAP” means generally accepted accounting principles in the United Kingdom as in effect on the date of the Indenture, including the financial reporting standards issued by the Accounting Standards Board for application in England and Wales, provided that the Company may make one election to follow the generally accepted accounting principals in the United States (“US GAAP”), in which event all references to GAAP in this Agreement shall mean US GAAP.

“Guarantee” means, as the case may be, a Working Capital Facility Guarantee, a Note Guarantee or a Junior Security Guarantee.

“Guarantor” means the Company, if applicable, and/or any Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the applicable Secured Debt Document and its successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of such Secured Debt Document.

“Initial Notes” means the first $130.0 million aggregate principal amount of Notes issued under the Indenture on the date of the Indenture.

“Insolvency Law” means any bankruptcy, insolvency, reorganization, liquidation, examination, moratorium, dissolution, delinquency or similar law.

“Insolvency or Liquidation Proceeding” means:

(1)           any case commenced by or against the Company or any other Obligor under any Insolvency Law, any other proceeding for the reorganization, liquidation, examination, moratorium, dissolution or adjustment or marshalling of the assets or liabilities of the Company or any other Obligor, any receivership or assignment for the benefit of creditors relating to the Company or any other Obligor or any similar case or proceeding relative to the Company or any other Obligor or its creditors, as such, in each case whether or not voluntary;

(2)           any liquidation, dissolution, examination, moratorium, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Obligor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)           any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Obligor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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“Junior Security” means a Security conferred by a Junior Security Collateral Document by the Company or any other Obligor to the Junior Security Collateral Agent (or any other holder, or representative of holders, of Junior Security Obligations) upon any property or assets of the Company or such Obligor to secure Junior Security Obligations.

“Junior Security Collateral Documents” means one or more debentures, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other similar agreements executed and delivered by the Company or any other Obligor conferring (or purporting to confer) a Junior Security on Collateral, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Junior Security Debt” means indebtedness incurred pursuant to the Subordinated Agreement.

“Junior Security Documents”  means, collectively, the Subordinated Agreement, the Junior Security Guarantees, the Junior Security Collateral Documents and all agreements governing, securing or relating to any Junior Security Obligations.

“Junior Security Guarantee” means the guarantee by each Guarantor of any Obligor’s obligations under the Junior Security Documents, if any, executed pursuant to the provisions thereof.

“Junior Security Obligations” means Junior Security Debt and all other Obligations in respect thereof.

“Legal Holiday” means a day (other than a Saturday or Sunday) on which banks are generally open for business in Edinburgh and London.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Note Debt” means:

(1)           the Initial Notes; and

(2)           any Additional Notes that are permitted to be incurred under the Indenture.

“Note Documents” means, collectively, the Indenture, the Notes (including any Additional Notes), the Note Guarantees, the Note Security Documents, the Senior Intercreditor Agreement and all agreements governing, securing or relating to any Note Obligations.

“Note Guarantee” means the guarantee by each Note Guarantor of the Issuer’s obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

“Note Security” means a Security conferred by a Note Security Document by the Issuer or any other Obligor to the Collateral Agent (or any other holder, or representative of holders, of Note Obligations) upon any property or assets of the Issuer or such Obligor to secure Note Obligations.

“Note Obligations” means Note Debt and all other Obligations in respect thereof.

“Notes” means the Senior Secured Floating Rate Notes due 2010 (including without limitation, Additional Notes).

“Note Security Documents” means one or more debentures, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other similar agreements executed and delivered by the Issuer or

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any other Obligor conferring (or purporting to confer) a Note Security on Collateral, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Obligations” means all obligations for principal, premium, interest, Additional Interest (as defined in the Registration Rights Agreement), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

“Obligor” means the Company, any Guarantor and any other Person that at any time is a borrower with respect to, or guarantees or provides collateral security or credit support for any Working Capital Facility Obligations or Note Obligations.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means (1) with respect to any Obligor, a certificate signed on behalf of such Obligor by two Officers of such Obligor, one of whom must be the principal executive officer, the principal financial officer, the treasurer, or the principal accounting officer of such Obligor, and (2) with respect to any Priority Security Collateral Agent, a certificate signed on behalf of such Priority Security Collateral Agent by one Officer of such Priority Security Collateral Agent.

“Permitted Junior Securities” means Equity Interests in the Company or debt securities of the Company that are subordinated to all Priority Security Obligations and any debt securities issued in exchange for Priority Security Obligations to substantially the same extent as, or to a greater extent than, the Junior Security Obligations are subordinated to Priority Security Obligations.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment (i) of dividends or (ii) upon liquidation, dissolution or winding up of the issuer of such Equity Interest.

“Priority Security” means a Security conferred by a Priority Security Collateral Document by the Company or any other Obligor to any holder, or representative of holders, of Priority Security Obligations upon any property or assets of the Company or such Obligor to secure Priority Security Obligations.

“Priority Security Collateral Agent” means, as the case may be, the Security Trustee or the Collateral Agent or both, and, after all Priority Security Obligations in respect of the Working Capital Facility and Indenture have been Discharged, a single representative of all holders of Priority Security most recently designated by the Company in an Officers’ Certificate delivered to the Junior Security Collateral Agent or the successor of such representative in its capacity as such.

“Priority Security Collateral Documents” means the Notes Security Documents and the Working Capital Facility Security Documents.

“Priority Security Debt” means, collectively, the Working Capital Facility Debt and the Note Debt.

“Priority Security Documents” means the Working Capital Facility, the Indenture, the Priority Security Collateral Documents, the Senior Intercreditor Agreement and all other agreements governing, securing or relating to any Priority Security Obligations (other than this Agreement).

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“Priority Security Obligation” means the Priority Security Debt and all other Obligations of the Company or any Obligor under the Priority Security Documents.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets of an Obligor which from time to time are, or are expressed to be, the subject of the Security created or purported to be created pursuant to any Priority Security Collateral Documents or any Junior Security Collateral Document.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 16, 2005, among the Issuer, the Guarantors party thereto and the other parties named on the signature pages thereof or any other registration rights agreement, as each such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Guarantors party thereto and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act of 1933, as amended.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Debt” means, collectively, Priority Security Debt and Junior Security Debt.

“Secured Debt Documents” means the Priority Security Documents and the Junior Security Documents.

“Secured Obligations” means the Secured Debt and all other Obligations of the Company or any other Obligor under the Secured Debt Documents.

“Security” means, with respect to any asset, means any mortgage, charge, pledge, lien or other security interest granted over such asset securing any obligation of any person, or any other agreement or arrangement having a similar effect.

“Senior Intercreditor Agreement” means the Intercreditor Agreement, dated as of [                 ], 200 , entered into by the Administrative Agent, the Security Trustee, the Trustee, the Collateral Agent, the Company and the other Obligors party thereto, a copy of which is attached hereto as Annex A, as the same may be amended, restated, or otherwise modified from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time (except (i)  principal of, accrued interest and accrued premium (if any) on, and accrued fees (including, without limitation, accrued prepayment fees) relating to, any indebtedness, (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder and (iii) any such contingent claims or demands as to which either Priority Security Collateral Agent or any holder of Priority Security Obligations has then notified the Company in good faith that it believes to be owing by any Obligor).

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, and any Subsidiary of such Unrestricted Subsidiary, in accordance with the terms and conditions of the Indenture.

“Working Capital Facility” means the [INSERT WORKING CAPITAL FACILITY DOCUMENT], dated as of [                   ], 200 , among the Obligors party thereto, the Lenders, the Administrative Agent and the Security Trustee, setting forth the terms and conditions of the senior credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended, restated, modified, renewed, refunded, replaced (whether on or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. Without limiting the generality of the foregoing, the term “Working Capital Facility” shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Working Capital Facility and all refundings, refinancings and replacements of any Working Capital Facility, including any working capital facility: (1) extending the maturity of any indebtedness incurred thereunder or contemplated thereby, (2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers thereunder include one or more of the Obligors and its Subsidiaries and their respective successors and assigns, (3) increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder, or (4) otherwise altering the terms and conditions thereof and whether by the same or any other agent, lender or group of lenders (including by means of sales or debt securities to institutional lenders).

“Working Capital Facility Debt” means all Obligations as defined in the Working Capital Facility, excluding any prepayment fee or early termination fee under the Working Capital Facility.

“Working Capital Facility Documents” means, collectively, the Working Capital Facility, the Working Capital Facility Guarantees, the Working Capital Facility Security Documents, the Senior Intercreditor Agreement and all agreements governing, securing or relating to any Working Capital Facility Obligations.

“Working Capital Facility Guarantee” means the guarantee by each Guarantor of any Obligor’s obligations under the Working Capital Facility, executed pursuant to the provisions thereof.

“Working Capital Facility Security” means a Security conferred by a Working Capital Facility Security Document by any Obligor to the Security Trustee (or any other holder, or representative of holders, of Working Capital Facility Obligations) upon any property or assets of such Obligor to secure Working Capital Facility Obligations.

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“Working Capital Facility Obligations” means all Obligations as defined in the Working Capital Facility, including any prepayment fee or early termination fee under the Working Capital Facility.

“Working Capital Facility Security Documents” means one or more debentures, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other similar agreements executed and delivered by any Obligor conferring (or purporting to confer) a Working Capital Facility Security on Collateral, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

ARTICLE 2.
INTERCREDITOR RELATIONS

Section 2.1  Agreement for the Benefit of Holders of the Priority Security.  The Junior Security Collateral Agent agrees, and each holder of Junior Security Obligations agrees, that (1) the Junior Security is, to the extent and in the manner provided in this Article 2, junior and subordinate in ranking to all of the Priority Security, whenever conferred or attaching, upon any present or future Collateral and (2) the Priority Security, whenever conferred or attaching, upon any present or future Collateral, will be prior and senior to the Junior Security.

Section 2.2  Ranking.  Notwithstanding (1) anything to the contrary contained in the Junior Security Collateral Documents, (2) the time of incurrence of any Secured Obligations, (3) the time, order or method of attachment of the Junior Security or the Priority Security, (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Security on any Collateral, (5) the time of taking possession or control over any Collateral, (6)  that any Priority Security may not have been perfected, (7) that any Priority Security may be or have become subordinated, by equitable subordination or otherwise, to any other Security, or (8) any other circumstance of any kind or nature whatsoever, whether similar or dissimilar to any of the foregoing, the Junior Security will in all circumstances be junior and subordinate in ranking to all of the Priority Security, whenever conferred, upon any present or future Collateral, and the Priority Security, whenever conferred, upon any present or future Collateral will be prior and superior to the Junior Security.

Section 2.3  Collateral Sharing with Additional Priority Security Obligations.  Any Additional Notes issued under the Indenture and permitted to be incurred under the Working Capital Facility or additional indebtedness issued under the Working Capital Facility and permitted to be incurred under the Indenture will be treated as Priority Security Obligations for all purposes hereunder.

Section 2.4  Restriction on Enforcement of the Junior Security.

(a)           So long as any Priority Security Obligations exist that have not been Discharged, the holders of the Priority Security will have the exclusive right to enforce, foreclose, collect or realize upon any Collateral.  Subject to Section 2.14 and the second set of clauses (1) through (4) set forth below, the holders of Junior Security Obligations will not authorize or instruct the Junior Security Collateral Agent, and the Junior Security Collateral Agent will not, and will not authorize or direct any Person acting for it, or any holder of Junior Security Obligations, to exercise any right or remedy with respect to any Junior Security (including any right of set-off)

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or take any action to enforce, collect or realize upon any Junior Security (by sale or otherwise), including without limitation, any right, remedy or action to:

(1)           take possession of or control over any Collateral;

(2)           exercise any collection rights in respect of any Collateral or retain any proceeds of accounts and other obligations receivable paid to it directly by any account debtor;

(3)           foreclose upon any Collateral (including by the exercise of any right of set-off) or take or accept any transfer of title in lieu of foreclosure upon any Collateral;

(4)           enforce any claim to the proceeds of insurance upon any Collateral;

(5)           deliver any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any Collateral or acting as bailee, custodian or agent for any holder of the Priority Security in respect of any Collateral;

(6)           appoint a Receiver for the orderly sale or liquidation of any Collateral;

(7)           appoint an Administrator;

(8)           exercise any right of set-off or combination of accounts or by way of attachment by the Junior Security Collateral Agent or any such holder of Junior Security Obligations against any Collateral;

(9)           crystallise any floating charge in any Junior Security Collateral Document;

(10)         otherwise enforce any remedy available upon default for the enforcement of any Junior Security on the Collateral;

(11)         deliver any notice or commence any proceeding (other than an Insolvency or Liquidation Proceeding) for any of the foregoing purposes; or

(12)         seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing;

except that, in any event, any such right or remedy may be exercised and any such action may be taken, authorized or instructed:

(1)           without any condition or restriction whatsoever, so long as no Priority Security Obligations exist that have not been Discharged;

(2)           as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce any right to claim, take or receive proceeds of Collateral remaining at any time when no Priority Security Obligations exist that have not been Discharged in the event of foreclosure or other enforcement of any prior Security;

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(3)           as necessary to perfect, or maintain the perfection or priority of, a Security on any Collateral by any method of perfection except through possession or control; or

(4)           as necessary to prove, preserve or protect (but not enforce) the Junior Security, in each case, subject to the provisions of the Junior Security Collateral Documents.

(b)           Subject to Section 2.14, so long as there are any Priority Security Obligations existing that have not been Discharged, none of the holders of Junior Security Obligations or the Junior Security Collateral Agent will:

(1)           request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of the Priority Security in respect of the Priority Security or that would limit, invalidate, avoid or set aside any Priority Security or Priority Security Collateral Document or subordinate the Priority Security to the Junior Security or confer the Junior Security equal ranking with the Priority Security;

(2)           oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of the Priority Security made by any holder of the Priority Security in any Insolvency or Liquidation Proceeding;

(3)           oppose or otherwise contest any lawful exercise by any holder of the Priority Security of the right to credit bid Priority Security Obligations at any sale in foreclosure of the Priority Security;

(4)           oppose or otherwise contest any other request for judicial relief made in any court by any holder of the Priority Security relating to the lawful enforcement of any Priority Security; or

(5)           challenge the enforceability, perfection or the validity of the Priority Security Obligations or the Priority Security.

(c)           All proceeds of Collateral received by the Junior Security Collateral Agent or any holder of Junior Security Obligations at any time when any Priority Security Obligations exist that have not been Discharged and after (i) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Obligor, (ii) any Priority Security Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (iii) any Priority Security Collateral Agent or holder of the Priority Security has commenced an enforcement of any or all of the Priority Security by reason of a default under the Priority Security Documents, will be held by the Junior Security Collateral Agent for the account of the applicable holders of the Priority Security and remitted to the applicable Priority Lien Collateral Agent upon demand by such Priority Lien Collateral Agent.  To the extent provided by applicable law, the Junior Security will remain attached to and, subject to this Article 2, enforceable against all proceeds so held or remitted.

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(d)           Except as set forth in Section 2.4(c), and to the extent permitted under Article 3, all payments received by the Junior Security Collateral Agent, the holders of Junior Security Obligations and the other holders of Junior Security Obligations will be free from the Priority Security and all other Security thereon except the Junior Security.

Section 2.5  Insolvency or Liquidation Proceedings.

(a)           The provisions of this Article 2 will be applicable both before and after the filing of any petition by or against any Obligor under any Insolvency Law and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession.  The relative rights of secured creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by any Obligor as a debtor-in-possession.  If, in any Insolvency or Liquidation Proceeding and at any time any Priority Security Obligations exist that have not been Discharged, the requisite holders (as determined by such Insolvency or Liquidation Proceeding) of Priority Security Obligations:

(1)           consent to any order for use of cash collateral or agree to the extension of any Priority Security Obligations (including, without limitation, any debtor-in-possession financing) to any Obligor;

(2)           consent to any order conferring any priming Security, replacement Security, cash payment or other relief on account of Priority Security Obligations as adequate protection (or its equivalent) for the interests of the holders of the Priority Security in the property subject to such Priority Security; and

(3)           consent to any order relating to a sale of assets of the Company or any other Obligor;

then, the holders of Junior Security Obligations and the Junior Security Collateral Agent will not oppose or otherwise contest the entry of such order (except that any order approving a sale of assets or the bidding procedures for any sale of assets may be opposed or otherwise contested by them based on any ground that may be asserted by a holder of unsecured claims), so long as none of the holders of Priority Security Obligations, either Priority Security Collateral Agent or any representative acting for one or more of the holders of Priority Security Obligations in any respect opposes or otherwise contests any request made by the holders of Junior Security Obligations for the grant to the Junior Security Collateral Agent, for the benefit of the holders of Junior Security Obligations and as adequate protection (or its equivalent) for the Junior Security Collateral Agent’s interest in the Collateral under the Junior Security, of a subordinate Security on any property upon which a Security is (or is to be) conferred under the order to secure the Priority Security Obligations co-extensive in all respects with, but subordinated (as set forth in this Article 2) in all respects to, such Security and all of the Priority Security on the property.

(b)           The holders of Junior Security Obligations and the Junior Security Collateral Agent will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interests in the Collateral under the Junior Security, except that:

(1)           they may freely seek and obtain relief conferring a subordinate Security co-extensive in all respects with, but subordinated (as set forth in this Article 2) in all respects to, all Security conferred in such Insolvency or Liquidation Proceeding to the holders of Priority Security Obligations;

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(2)           they may assert rights in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(3)           they may freely seek and obtain any relief upon a motion for adequate protection or for relief from the automatic stay (or any comparable relief), without any condition or restriction whatsoever, at any time when no Priority Security Obligations exist that have not been Discharged.

(c)           If, in any Liquidation or Insolvency Proceeding, debt obligations of the reorganized debtor secured by Security on any property of the reorganized debtor are distributed, both on account of Priority Security Obligations and on account of the Junior Security Obligations, then, to the extent the debt obligations distributed on account of the Priority Security Obligations and on account of the Junior Security Obligations are secured by Security on the same property or type of property, the provisions of this Article 2 will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Security securing such debt obligations.

Section 2.6  Release of Collateral upon Sale or Other Disposition.  At any time Priority Security Obligations exist that have not been Discharged, the Junior Security will be released in part with respect to any asset constituting Collateral (whether or not any Insolvency or Liquidation Proceeding is pending at the time):

(a)           upon delivery by the Company (or any Priority Security Collateral Agent) to the Junior Security Collateral Agent of an Officers’ Certificate certifying that the asset has been (or concurrently with the release of the Junior Security thereon will be) sold, transferred or otherwise disposed of by the Company or any other Obligor to a Person other than the Company, any of the Company’s Restricted Subsidiaries or any other Obligor in a transaction permitted by either the Working Capital Facility or the Indenture, at the time of sale or disposition;

(b)           upon delivery by the Company to the Junior Security Collateral Agent of an Officers’ Certificate certifying that the asset is owned or has been acquired by a Guarantor that has been released from its Junior Security Guarantee (including by virtue of a Subsidiary Guarantor becoming an Unrestricted Subsidiary); provided that any subsequent guarantee or reinstated guarantee made by such Guarantor shall be subject to the Junior Security Collateral Documents;

(c)           upon delivery by the Company of the required Officers’ Certificate to the Junior Security Collateral Agent in accordance with the provisions of the applicable Junior Security Collateral Documents relating to the release of the Junior Security subject to such Junior Security Collateral Documents; and

(d)           upon delivery by the Company (or any Priority Security Collateral Agent) to the Junior Security Collateral Agent of an Officers’ Certificate certifying that the asset has been (or concurrently with the release of the Junior Security thereon will be) sold, transferred or otherwise disposed of (i) by any Priority Security Collateral Agent in a foreclosure or other enforcement proceeding or (ii) by an Obligor in lieu of a sale by any Priority Security Collateral Agent in a foreclosure or enforcement proceeding.

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The Junior Security Collateral Agent promptly will execute and deliver an instrument confirming such release in customary terms reasonably acceptable to the Priority Security Collateral Agents.  If the Junior Security Collateral Agent fails to do so, each Priority Security Collateral Agreement is hereby irrevocably authorized and empowered, with full power of substitution, to deliver each such instrument in the name of the Junior Security Collateral Agent.

Section 2.7  Release of Junior Security Guarantees upon Sale or Other Disposition.  At any time Priority Security Obligations exist that have not been Discharged, the Junior Security Guarantee of a Guarantor will be released (whether or not an Insolvency or Liquidation Proceeding is then pending):

(a)           in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(b)           in connection with any sale or other disposition of all of the Capital Stock of that Guarantor (whether directly by transfer of Capital Stock issued by that Guarantor or indirectly by transfer of Capital Stock of other Subsidiaries that, directly or indirectly, own Capital Stock issued by that Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(c)           if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Priority Security Documents; or

(d)           to the extent such Guarantor is released from its Guarantee under any of the Priority Security Documents.

Section 2.8  Amendment of Junior Security Collateral Documents.

(a)           At any time when any Priority Security Obligations exist that have not been Discharged, the Junior Security Collateral Agent will not enter into, and the holders of Junior Security Obligations will not authorize or direct, any amendment of or supplement to any Junior Security Collateral Document (i) relating to any Collateral that would make such Junior Security Collateral Document inconsistent in any material respect with the comparable provisions of the Priority Security Collateral Documents upon such Collateral or (ii) if such amendment or supplement is prohibited by the terms of the Working Capital Facility or the Indenture.

(b)           For the purposes of Section 2.8(a), any provision granting rights or powers to the Junior Security Collateral Agent relating to any Collateral that are not granted to the holders of the Priority Security securing Priority Security Obligations will constitute a material inconsistency unless prior to or at such time, the holders of Secured Obligations are granted such additional rights or powers with respect to such Collateral at the time of the conferring of such Security.

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(c)           For the purposes of Section 2.8(a), the Junior Security Collateral Agent shall be entitled conclusively to presume that Priority Security Obligations exist that have not been Discharged until each of the Priority Security Collateral Agents has delivered a notice in writing to the Junior Security Collateral Agent stating that no Priority Security Obligations exist that have not been Discharged, and the Junior Security Collateral Agent may rely conclusively on any such written notice delivered by each Priority Security Collateral Agent.  The Junior Security Collateral Agent shall have no duty to determine whether or not Priority Security Obligations exist that have not been Discharged.

Section 2.9  Waiver of Certain Subrogation, Marshalling, Appraisal and Valuation Rights.

(a)           To the fullest extent permitted by law, the holders of Junior Security Obligations and the Junior Security Collateral Agent agree not to assert or enforce at any time any Priority Security Obligations exist that have not been Discharged:

(1)           any right of subrogation to the rights or interests of holders of the Priority Security (as priority holders of Security) (or any claim or defense based upon impairment of any such right of subrogation);

(2)           any right of marshalling accorded to a subordinate holder of Security, as against the holders of the Priority Security (as priority holders of Security), under equitable principles; or

(3)           any statutory right of appraisal or valuation accorded under any applicable state law to a subordinate holder of Security in a proceeding to foreclose a Priority Security.

(b)           None of the Lenders, the Administrative Agent, the Security Trustee (including in its capacity as a Priority Security Collateral Agent), the holders of Notes, the Trustee, the Collateral Agent (including in its capacity as a Priority Security Collateral Agent) or the other holders of the Priority Security or Priority Security Obligations will have any duty whatsoever, express or implied, fiduciary or otherwise, to any holder of Junior Security Obligations or the Junior Security.

(c)           To the maximum extent permitted by law, each of the holders of Junior Security Obligations and the Junior Security Collateral Agent waives any claim it may at any time have against the Lenders, the Administrative Agent, the Security Trustee (including in its capacity as a Priority Security Collateral Agent), the holders of Notes, the Trustee, the Collateral Agent (including in its capacity as a Priority Security Collateral Agent) and any other holders of the Priority Security or the Priority Security Obligations with respect to or arising out of any action or failure to act or any error of judgment or negligence on the part of the Lenders, the Administrative Agent, the Security Trustee (including in its capacity as a Priority Security Collateral Agent), the holders of Notes, the Trustee, the Collateral Agent (including in its capacity as a Priority Security Collateral Agent) or the other holders of the Priority Security or the Priority Security Obligations or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the Priority Security or the Priority

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Security Obligations or under the Priority Security Documents or any transaction relating to the Collateral other than any claim resulting from the gross negligence or willful misconduct of such parties.

Section 2.10  Limitation on Certain Relief and Defenses.

(a)           The Junior Security will not be forfeited, invalidated, discharged or otherwise affected or impaired by any breach of any obligation of the holders of Junior Security Obligations or the Junior Security Collateral Agent set forth in this Article 2.

(b)           The Priority Security will not be forfeited, invalidated, discharged or otherwise affected or impaired by any breach of any obligation of the Priority Security Collateral Agents set forth in this Article 2.

Section 2.11  Reinstatement.  If the payment of any amount applied to any Priority Security Obligations secured by any Priority Security is later avoided or rescinded (including by settlement of any claim for avoidance or rescission) or otherwise set aside, then to the fullest extent lawful, all claims for the payment of such amount as Priority Security Obligations and, to the extent securing such claims, all such Priority Security will be reinstated and entitled to the benefits of this Article 2.

Section 2.12  Amendment; Waiver.

(a)           No amendment or supplement to the provisions of this Agreement will:

(1)           be effective unless set forth in a writing signed by the Junior Security Collateral Agent (acting on behalf of the holders of Junior Security Obligations);

(2)           become effective at any time any Priority Security Obligations exist that have not been Discharged unless such amendment or supplement is consented to in a writing signed by the Priority Security Collateral Agents and, to the extent required under the applicable Priority Loan Documents, as such Priority Security Collateral Agents shall act upon the direction or with the consent of the requisite Lenders under the Working Capital Facility and the requisite holders of Note Obligations under the Indenture.

(b)           Any such amendment or supplement that imposes any obligation upon any Obligor or adversely affects the rights of any Obligor under Section 2.3 will become effective only with the consent of such Obligor.

(c)           No waiver of any of the provisions of this Agreement will in any event be effective unless set forth in a writing signed and consented to, as required for an amendment under this Section 2.12, by the party to be bound thereby.

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(d)           Notwithstanding the provisions of Section 2.12(a), (b) or (c), without the consent of any holder of Junior Security Obligations, each Obligor and the Priority Security Collateral Agents may amend or supplement this Agreement to:

(1)           cure any ambiguity, defect or inconsistency; or

(2)           make any change that would provide any additional rights or benefits to the holders of the Junior Security Obligations or that does not adversely affect the rights under this Agreement of any such holder.

Section 2.13  Enforcement.

(a)           The provisions of this Article 2 are intended for the sole benefit of, and may be enforced solely by, the holders of the Priority Security and the Priority Security Obligations granted and outstanding from time to time; provided that:

(1)           the provisions of Section 2.3 are intended for the sole benefit of the Obligors and the holders of Additional Notes or additional indebtedness incurred under the Working Capital Facility after the date hereof and may be enforced by the Company and the holders of Additional Notes or additional indebtedness incurred under the Working Capital Facility after the date hereof solely upon the terms and conditions set forth in Section 2.3;

(2)           the provisions of Sections 2.4(d), 2.16, 2.17 and 2.18 are intended for the sole benefit of, and may be enforced solely by, the holders of Junior Security Obligations outstanding from time to time and the Junior Security Collateral Agent.

(b)           Except with respect to any exceptions contained therein applicable to the holders of Junior Security Obligations and/or the Junior Security Collateral Agent, the obligations of the holders of Junior Security Obligations and the Junior Security Collateral Agent set forth in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9 and 2.10 and Article 3:

(1)           are intended for the sole benefit of the holders of Priority Security Obligations and the Priority Security Collateral Agents and may be enforced only by either Priority Security Collateral Agent; and

(2)           will terminate, unconditionally and (subject to Sections 2.11 and 2.15) forever, upon either of (a) the Discharge of all Priority Security Obligations or (b) except with respect to Article 3, the release of the Junior Security in whole in accordance with the terms of the Junior Security Documents.

(c)           No right to enforce the ranking agreements or any other obligation set forth in this Agreement may be impaired by any act or failure to act by the Company or any other Obligor, the Junior Security Collateral Agent or any holder of Junior Security Obligations or by the failure of the Company or any other Obligor, the Junior Security Collateral Agent or any holder of Junior Security Obligations to comply with this Agreement.

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(d)           The obligations of the holders of Junior Security Obligations, the Trustee, the Collateral Agent (including in its capacity as a Priority Security Collateral Agent), the Junior Security Collateral Agent, the Lenders, the Administrative Agent, the Security Trustee (including in its capacity as a Priority Security Collateral Agent) under this Agreement are continuing obligations that may be terminated only by an amendment that becomes effective as set forth in Section 2.12.

(e)           Except for the Persons identified in this Section 2.13, to the extent and as to the obligations set forth in this Section 2.13, no other Person will be entitled to rely on, have the benefit of or enforce the Security ranking agreements or any other obligation set forth in this Article 2.

Section 2.14  Relative Rights.  This Article 2 defines the relative rights, as holders of Security, of holders of the Junior Security and holders of the Priority Security.  Subject to Article 3, nothing in this Agreement will:

(1)           impair, as between the Company or any other Obligor and holders of Junior Security Obligations, the obligation of the Company or any other Obligor, which is absolute and unconditional, to pay principal of, premium and interest on the Junior Security Obligations in accordance with the terms thereof or to perform any other obligation of the Company or any other Obligor under the Junior Security Documents;

(2)           impair, as between the Company or any other Obligor and the Junior Security Collateral Agent, the obligation of the Company or any other Obligor, which is absolute and unconditional, to pay the fees and reasonable expenses of the Junior Security Collateral Agent to the extent set forth in the Junior Security Documents or as otherwise agreed to in writing between the Company or any other Obligor, on the one hand, and the Junior Security Collateral Agent, on the other hand;

(3)           affect the relative rights of holders of Junior Security Obligations and creditors of the Company or any of its Restricted Subsidiaries or any other Obligor (other than holders of the Priority Security);

(4)           restrict the right of any holder of Junior Security Obligations to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral other than (x) the enforcement of any judgment in respect of any other action not specifically prohibited by Section 2.4 or Section 2.5 or (y) in a manner consistent with the rights of a holder of an unsecured claim);

(5)           prevent the Junior Security Collateral Agent or any holder of Junior Security Obligations from exercising against the Company or any other Obligor any of its other available remedies upon a Default or Event of Default not specifically prohibited by Section 2.4 or 2.5;

(6)           restrict the right of, the Junior Security Collateral Agent or any holder of Junior Security Obligations to take any lawful action in an Insolvency or Liquidation Proceeding not specifically prohibited by Section 2.4 or 2.5; or

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(7)           govern the respective rights and remedies of the Priority Security Collateral Agents, the Lenders and/or holders of the Note Obligations among each other (it being confirmed that such rights and remedies are governed by the Senior Intercreditor Agreement).

Section 2.15  Additional Priority Security Obligations.  If at any time following a Discharge of the Priority Security Obligations, the Company or any Restricted Subsidiary incurs new Priority Security Obligations, the Company shall deliver forthwith an Officers’ Certificate, and/or the Priority Security Collateral Agent in respect of, or any holder of, such new Priority Security Obligations may deliver a written notice to the Junior Security Collateral Agent stating that new Priority Security Obligations has been incurred and identifying the Priority Security Obligations so incurred.

Section 2.16  Option to Purchase Priority Security Obligations.

(a)           Any Person or Persons at any time or from time to time designated by a holder or holders of the Junior Security Debt, voting as a single class (an “Eligible Purchaser”) will have the right (without any obligation) to purchase, at any time during the exercise period described in Section 2.16(c), all, but not less than all, of the principal of and interest on and all prepayment or acceleration penalties and premiums in respect of all Priority Security Obligations outstanding at the time of purchase and all other Priority Security Obligations (except Unasserted Contingent Obligations) then outstanding, together with all Security securing such Priority Security Obligations and all Guarantees and other supporting obligations relating to such Priority Security Obligations:

(1)           for a purchase price equal to:  (A) (i) in the case of Working Capital Facility Obligations then outstanding (other than letters of credit), 100% of the principal amount and accrued interest outstanding on such Working Capital Facility Obligations on the date of purchase plus all other Working Capital Facility Obligations (except any Unasserted Contingent Obligations) then outstanding, and (ii) in the case of each outstanding letter of credit then outstanding as Working Capital Facility Obligations, 100% of the reimbursement obligation in respect of such letter of credit as and when such letter of credit is funded, plus accrued interest and/or fees thereon as and when due, and all Working Capital Facility Obligations (other than Unasserted Contingent Obligations) relating to such letter of credit that are outstanding as and when such letter of credit is funded (the amounts payable under clause (ii), collectively, the “Acquired L/C Obligations”) and (B) in the case of Note Debt then outstanding, 100% of the principal amount and accrued interest (including any Additional Interest) outstanding on such Note Debt on the date of purchase plus all other Note Obligations (except any Unasserted Contingent Obligations) then outstanding;

(2)           with such purchase price payable in cash on the date of purchase against transfer to an Eligible Purchaser or its nominee or transferee (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any Priority Security Obligations or the validity, enforceability, perfection, priority or

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sufficiency of any Security securing or Guarantee or other supporting obligation for any Priority Security Obligations or as to any other matter whatsoever, except only the representation and warranty that the transferor owns free and clear of all Security and encumbrances (other than participation interests not prohibited by the Working Capital Facility), and has good right to convey, whatever claims and interests it may have in respect of Priority Security Obligations and any such Security, Guarantees and supporting obligations pursuant to the Priority Security Documents); provided that the purchase price in respect of any outstanding letter of credit that remains unfunded on the date of purchase will be payable as and when such letter of credit is funded (i) first from the cash collateral account described in paragraph (3) below, until the amounts contained therein have been exhausted, and (ii) thereafter directly by the purchaser; and

(3)           in the case of Working Capital Facility Obligations, with such purchase accompanied by a deposit of cash collateral under the dominion and control of the Security Trustee or its designee in an amount equal to the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Security conferred by the terms of the applicable Working Capital Facility Document, as security for the purchaser’s purchase of the Acquired L/C Obligations, subject to the agreement that if any such letter of credit (A) is cancelled and returned to the issuer thereof, (B) expires in accordance with its terms or (C) is drawn in its full face amount, the Security Trustee or its designee holding such cash collateral will promptly return to the Eligible Purchaser an amount equal to the excess, if any, of (i) the amount deposited as cash collateral in respect of such letter of credit, over (ii) the amount equal to 100% of the reimbursement obligation in respect of such letter of credit as and when such letter of credit is cancelled, expires or is funded, as the case may be, plus accrued interest and/or fees thereon, and all other Working Capital Facility Obligations (other than Unasserted Contingent Obligations) relating to such letter of credit that are outstanding as and when such letter of credit is cancelled, expires or is funded, as the case may be.

(b)           The right to exercise the purchase option described in Section 2.16(a) will be exercisable and legally enforceable upon at least three Business Days’ prior written notice of exercise at any time during the exercise period set forth in Section 2.16(c) given to each Priority Security Collateral Agent by (and at the sole option of) an Eligible Purchaser.

(c)           The right to exercise the right to purchase the Priority Security Obligations as described in this Section 2.16 may be exercised during each period that begins on the last date on which the Junior Security Collateral Agent receives notice from each of the Security Trustee (in its capacity as a Priority Security Collateral Agent) and the Collateral Agent (in its capacity as a Priority Security Collateral Agent) that all of the outstanding Priority Security Obligations has been accelerated and ends on the 20th Business Day after receipt by the Junior Security Collateral Agent of such notice.  Each of the Priority Security Collateral Agents will use commercially reasonable efforts to deliver any such notice to the Junior Security Collateral Agent.

(d)           The obligations of the holders of Priority Security Obligations to sell their respective Priority Security Obligations under this Section 2.16 are several and not joint and

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several.  To the extent any such Person (a “Defaulting Holder”) breaches its obligation to sell its Priority Security Obligations under this Section 2.16, nothing in this Section 2.16 will be deemed to require either Priority Security Collateral Agent or any other holders of Priority Security Obligations to purchase such Defaulting Holder’s Priority Security Obligations for resale to the holders of Junior Security Obligations and in all cases, the Priority Security Collateral Agents and each of the holders of Priority Security Obligations complying with the terms of this Section 2.16 will not be deemed to be in default of this Agreement or otherwise be deemed liable for the actions or inactions of any Defaulting Holder; provided that in the event there exists a Defaulting Holder as described in this clause (d), any Eligible Purchaser may purchase the Priority Security Obligations less the amount of the Priority Security Obligations held by such Defaulting Holder.

Section 2.17  Delivery of Collateral and Proceeds of Collateral.  If no Priority Security Obligations exist that have not been Discharged, the applicable Priority Security Collateral Agent will, to the extent permitted by applicable law, deliver to (1) the Junior Security Collateral Agent, or (2) such other Person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, such Priority Security Collateral Agent or any holder of Priority Security Obligations, and (b) all proceeds of Collateral held by, or on behalf of, such Priority Security Collateral Agent or any holder of Priority Security Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise.  Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Security securing, or Guarantee or other supporting obligation for, any Priority Security Obligations or Junior Security Obligations, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Section 2.18  Delivery of Notices to Banks.  Upon the Discharge of the Priority Security Obligations, the applicable Priority Security Collateral Agent shall deliver a notice in writing to the Junior Security Collateral Agent and each bank with which a deposit account is maintained that is, or immediately prior to such Discharge of Priority Security Obligations was, subject to a Priority Security, stating that the Priority Security Obligations have been paid in full and Discharged.

ARTICLE 3.
PAYMENT SUBORDINATION

Section 3.1  Agreement to Subordinate.  The Company and each other Obligor agrees, and each holder of Junior Security Obligations agrees, that the payment of Junior Security Obligations is subordinated in right of payment, to the extent and in the manner set forth in this Article 3, to the prior payment in full in cash of all Priority Security Obligations, whether outstanding on the date of this Agreement or thereafter incurred and that the subordination is for the benefit of the holders of Priority Security Obligations.  The provisions of this Article 3 shall constitute a continuing offer to all Persons that, in reliance upon such provisions, become holders of, or continue to hold Priority Security Obligations, and they or each of them may enforce the

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rights of holders of Priority Security Obligations hereunder, subject to the terms and provisions hereof.  As used in this Article 3, with respect to the Working Capital Facility Obligations the phrase “payment in full in cash of all Priority Security Obligations” shall mean the payment in full in cash of all Working Capital Facility Obligations and the termination of any commitment to lend or otherwise provide financial accommodations under the Working Capital Facility.

Section 3.2  Payments Received in the Ordinary Course.  Notwithstanding anything herein to the contrary, except as provided in Sections 3.3, 3.4, 3.5 and 3.6, or as otherwise provided in Section 2.4(c), the holders of Junior Security Obligations shall be entitled to receive and retain payments made by any Obligor to the extent required pursuant to the Junior Security Documents.

Section 3.3  Payments in Connection with Insolvency or Liquidation Proceedings.  Upon any distribution to creditors of the Company and/or any other Obligor in a liquidation or dissolution of the Company and/or any other Obligor or in an Insolvency or Liquidation Proceeding relating to the Company and/or any other Obligor or any of their respective property, an assignment for the benefit of creditors or any marshalling of the Company’s and/or any other Obligor’s assets and liabilities, (1) the holders of Priority Security Obligations will be entitled to receive payment in full in cash, including interest after the commencement of any such proceeding at the rate specified in the applicable Priority Security Document, before the holders of Junior Security Obligations will be entitled to receive any payment with respect to the Junior Security Obligations (except that holders of Junior Security Obligations may receive and retain Permitted Junior Securities) and (2) until all Priority Security Obligations are paid in full in cash, any distribution to which the holders of Junior Security Obligations would be entitled but for this Article 3 shall be made to the holders of Priority Security Obligations (except that holders of Junior Security Obligations may receive and retain Permitted Junior Securities) as their interests appear.

Section 3.4  Default on Priority Security Obligation.  Neither the Company nor any other Obligor may make any payment or distribution with respect to any Junior Security Obligations (except that holders of Junior Security Obligations may receive and retain Permitted Junior Securities) to the Junior Security Collateral Agent or any holder of Junior Security Obligations until all principal and other obligations with respect to the Priority Security Obligations have been paid in full in cash, if:

(a)           a Default in the payment of the principal (including reimbursement obligations in respect of letters of credit) of, premium, if any, or interest on or commitment, letter of credit or administrative fees relating to, any Priority Security Obligations occurs and is continuing beyond any applicable period of grace in the Working Capital Facility, the Indenture or other Priority Security Document governing such Priority Security Obligations; or

(b)           any other Default occurs and is continuing with respect to Priority Security Obligations that permits holders of the Priority Security Obligations to which that Default relates to accelerate its maturity and the Junior Security Collateral Agent receives a notice of such Default (a “Payment Blockage Notice”) from the Priority Security Collateral Agent(s) entitled to

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provide such notice (it being agreed that the Priority Security Collateral Agent sending such Payment Blockage Notice shall also deliver a copy thereof to the other Priority Security Collateral Agent concurrently with delivery to the Junior Security Collateral Agent); provided that to the extent both Priority Security Collateral Agents are entitled to provide such notice, the delivery of notice from one Priority Security Collateral Agent will be sufficient to commence the prohibitions on payments to the holders of Junior Security Obligations described in this Section 3.4 (and the delivery of such notice shall not preclude the other Priority Security Collateral Agent from delivering notice of the same Default to the Junior Security Collateral Agent).

Payments on the Junior Security Obligations may and shall be resumed (1) in the case of a payment Default described in clause (a) above, upon the date on which that Default is cured or waived and (2) in case of a nonpayment Default described in clause (b) above, upon the earlier of (x) the date on which that nonpayment Default is cured or waived, or ceases to exist under the Priority Security Documents, (y) the date on which the holders of Junior Security Obligations have received notice from each Priority Security Collateral Agent that gave the applicable Payment Blockage Notice terminating such Payment Blockage Notice or (z) 180 days after the date on which the first applicable Payment Blockage Notice is received, unless the maturity of any Priority Security Obligations has been accelerated.  The restriction on payments on the Junior Security Obligations resulting from the delivery of a Payment Blockage Notice described in clause (b) above shall only be effective for a period not exceeding 180 days in any 360-day period.  No nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Junior Security Collateral Agent shall be, or be made, the basis for a subsequent Payment Blockage Notice by the same Priority Security Collateral Agent that delivered such Payment Blockage Notice unless that Default shall have been waived or cured for a period of not less than 90 days.

Section 3.5  Acceleration of Junior Security Obligations.  Notwithstanding any other provision of this Agreement or any other Junior Security Document, any acceleration of the Junior Security Obligations (other than as a result of an Insolvency or Liquidation Proceeding) shall not be effective until (1) written notice of such acceleration has been provided to each of the Collateral Agent and the Security Trustee and (2) the occurrence of (A) the passage of 45 days since such notice was received by each of the Collateral Agent and the Security Trustee or (B) the Priority Security Obligations held by each of the holders of Notes and the Lenders has been accelerated.

Section 3.6  When Distribution Must Be Paid Over.  In the event that the Junior Security Collateral Agent or any holder of Junior Security Obligations receives any payment of any Junior Security Obligations at a time when such payment is prohibited by Section 3.3 or 3.4 hereof, such payment shall be held by the Junior Security Collateral Agent or such holder of Junior Security Obligations, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Priority Security Obligations as their interests may appear for application to the payment of all Priority Security Obligations remaining unpaid to the extent necessary to pay such Priority Security Obligations in full in accordance with the terms of the Priority Security Documents, after giving effect to any concurrent payment or distribution to or for the holders of Priority Security Obligations.

Section 3.7  Subordination May Not Be Impaired by Company or any other Obligor.  No right of any holder of Priority Security Obligations to enforce the subordination of the Junior

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Security Obligations shall be impaired by any act or failure to act by the Company, any other Obligor or any holder of Junior Security Obligations or by the failure of the Company, any other Obligor or any holder of Junior Security Obligations to comply with this Agreement.

Section 3.8  Authorization to Effect Subordination.  Each holder of Junior Security Obligations, by such holder’s acceptance thereof, authorizes and directs the Junior Security Collateral Agent on such holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 3, and appoints the Junior Security Collateral Agent to act as such holder’s attorney-in-fact for any and all such purposes. If the Junior Security Collateral Agent does not file a proper proof of claim or proof of debt in the form required in any Insolvency or Liquidation Proceeding at least 30 days before the expiration of the time to file such claim, subject to the Senior Intercreditor Agreement, the Security Trustee, or if none exists, the Collateral Agent, is hereby authorized to file an appropriate claim for and on behalf of the holders of the Junior Security Obligations.

Section 3.9  No Waiver of Subordination Provisions.

(a)           No right of any present or future holder of any Priority Security Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder.

(b)           Without in any way limiting the generality of paragraph (a) of this Section 3.9, the holders of Priority Security Obligations may, at any time and from time to time, without the consent of or notice to the Junior Security Collateral Agent or any holder of Junior Security Obligations, without incurring responsibility to any holder of Junior Security Obligations and without impairing or releasing the subordination provided in this Article 3 or the obligations hereunder of the holders of Junior Security Obligations to the holders of Priority Security Obligations, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or amend, renew or alter, any Priority Security Obligations or any instrument evidencing the same or any agreement under which Priority Security Obligations is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Priority Security Obligations; (iii) release any Person liable in any manner for the collection of Priority Security Obligations; and (iv) exercise or refrain from exercising any rights against the Company, any other Obligor or any other Person.

ARTICLE 4.
MISCELLANEOUS

Section 4.1  Amendments, Modifications, and Waivers; Cumulative Remedies.  No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it is given.  No failure to exercise, nor any delay in exercising, on the part of any party of, any right, power or privilege hereunder shall operate as a waiver thereof.  No single

24

or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 4.2  Successors and Assigns.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, any person or entity that succeeds to the role of the Trustee, the Collateral Agent (including in its capacity as a Priority Security Collateral Agent), the Administrative Agent, the Security Trustee (including in its capacity as a Priority Security Collateral Agent) or the Junior Security Collateral Agent.

Section 4.3  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered (including by a nationally recognized over-night delivery service), or three (3) Business Days after being deposited in the mail, if sent by registered or certified mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows:

If to the Collateral Agent or the Trustee:

The Bank of New York
101 Barclay Street
Floor 8W
New York, New York  10286
Attn:  Corporate Trust Administration
Facsimile Number:  (212) 815-5707

With a copy to:

Jefferies & Company, Inc.

520 Madison Avenue, 12th Floor

New York, New York 10022

Attn:  Lloyd H. Feller, Esq.

Facsimile Number:

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, New York 10019-5820

Attn: Ronald S. Brody, Esq.

Facsimile Number: 212-262-1910

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If to the Security Trustee or the Administrative Agent:

[                                ]

[                                ]

[                                ]

[                                ]

Telecopier No.: [                                ]

With a copy to:

[                                ]

[                                ]

[                                ]

[                                ]

Telecopier No.: [                                ]

If to the Junior Security Collateral Agent:

[                                ]

[                                ]

[                                ]

[                                ]

Telecopier No.: [                                ]

Any party may hereafter notify the other parties hereto of a change in its notice address, which shall not be effective until actually received by the addressee.

Section 4.4  Counterparts.  This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

Section 4.5  Senior Intercreditor Agreement.  Notwithstanding anything herein to the contrary, to the extent either Priority Security Collateral Agent is granted any right or remedy with respect to the Collateral (including, without limitation, the right (1) to give any notice to the Junior Security Collateral Agent, (2) to prohibit the Junior Security Collateral Agent from acting in any manner, or (3) to vote any claim on behalf of the Junior Security Collateral Agent, in each case accordance with the terms hereof), the exercise of any such right or remedy by such Priority Security Collateral Agent hereunder is subject to the provisions of the Senior Intercreditor Agreement.  In the event of any conflict between the terms of this Agreement and the Senior Intercreditor Agreement with respect to the exercise of such right or remedy, the terms of the Senior Intercreditor Agreement shall govern and control.  Each of the Priority Security Collateral Agents agrees to make commercially reasonable efforts to notify the Junior Security Collateral Agent of any amendment, restatement or other modification to the Senior Intercreditor Agreement.

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Section 4.6  Acknowledgment of Junior Security Collateral Agent.  The Junior Security Collateral Agent hereby acknowledges it has received and reviewed a copy of each of the Priority Security Documents as in effect on the date hereof.

Section 4.7  Governing Law and Jurisdiction.

(a)           This Agreement is governed by, and construed in accordance with the law of England.

(b)           For the benefit of the Administrative Agent, the Security Trustee, the Trustee and the Collateral Agent, each other party hereto irrevocably submits to the non-exclusive jurisdiction of the English courts for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against its assets.

(c)           Nothing in this Section 4.7 limits the rights of the Administrative Agent, the Security Trustee, the Trustee or the Collateral Agent to bring proceeding against another party hereto in connection with this Agreement:

(1)           in any other court of competent jurisdiction; or

(2)           concurrently in more than one jurisdiction.

Section 4.8  Specific Performance.  The parties hereto agree that irreparable damage would occur, and that monetary damages would not be a sufficient remedy, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or threatened to be breached).  Each of the parties shall be entitled to, and no other party hereto shall, directly or indirectly, oppose or otherwise contest any motion or other legal action brought to:

(1)           obtain, an injunction or injunctions or other equitable relief as a remedy to prevent breaches (or threatened breaches) of this Agreement; and

(2)           enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, without proof of actual damages or a requirement that bond be posted.

The remedies described in this Agreement are in addition to any other remedy to which any of the parties is entitled at law or in equity or otherwise.

Section 4.9  Entire Agreement.  This Agreement integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

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Section 4.10  Severability.  In case any one or more of the provisions contained or incorporated by reference in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtaining the same commercial effect as this Agreement would have had if such provision had been legal, valid and enforceable.

Section 4.11  Perpetuity.  The perpetuity period applicable to the trusts contained in or arising from this Agreement shall be 80 years from the date hereof.

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SCHEDULE 1

The Obligors

Name	Registered Office	Company Number
Pipe Acquisition Limited	160 Queen Victoria Street London EC4V 4QQ	05501083

Murray International Metals Limited	95 High Street Edgware Middlesex HA8 7DB	01241058

Pipe Acquisition Finance PLC	160 Queen Victoria Street London EC4V 4QQ	05644999

[ ]	[ ]	[ ]
	[ ]
	[ ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed by their respective officers or representatives hereunto duly authorized as of the day and year first above written.

SECURITY TRUSTEE, ADMINISTRATIVE AGENT
AND PRIORITY SECURITY COLLATERAL AGENT

EXECUTED as a deed for and on behalf of

[WORKING CAPITAL FACILITY AGENT], as Security Trustee,
Administrative Agent, and Priority Security Collateral Agent by:-

Director

and	Director/Secretary

COLLATERAL AGENT, TRUSTEE AND
PRIORITY SECURITY COLLATERAL AGENT

EXECUTED as a deed for and on behalf of
THE BANK OF NEW YORK, as Collateral Agent, Trustee and
Priority Security Collateral Agent by:-

Director

and	Director/Secretary

JUNIOR SECURITY COLLATERAL AGENT

EXECUTED as a deed for and on behalf of

[                                                                    ] by:-

Director

and	Director/Secretary

S-1

OBLIGORS

EXECUTED as a deed for and on behalf of
PIPE ACQUISITION LIMITED by:-

Director

and	Director/Secretary

EXECUTED as a deed for and on behalf of
MURRAY INTERNATIONAL METALS LIMITED by:-

Director

and	Director/Secretary

EXECUTED as a deed for and on behalf of
PIPE ACQUISITION FINANCE PLC by:-

Director

and	Director/Secretary

[[                                                                 ] by:-

Director

and	Director/Secretary

S-2

Annex A

Senior Intercreditor Agreement

Indenture